As filed with the Securities and Exchange Commission on April 28, 2000


                                                      Registration No. 333-64177


                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549
                        Post-Effective Amendment No. 2 to
                                    Form SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        INTERVEST BANCSHARES CORPORATION
                 (Name of Small Business Issuer in Its charter)

         Delaware                                        6060
(State or Jurisdiction of                    (Primary Standard Industrial
Incorporation or Organization)                 Classification Code Number)

                                   13-3699013
                       (IRS Employer Indentification No.)

 10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903, (212)218-2800
          (Address and Telephone Number of Principal Executive Offices)

        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903
                    (Address of Principal Place of Business)

                       Lawrence G. Bergman, Vice President
                        Intervest Bancshares Corporation
                        10 Rockefeller Plaza (Suite 1015)

                          New York, New York 10020-1903
            (Name, Address and Telephone Number of Agent For Service)
                                -----------------

                                 with copies to:
                             Thomas E. Willett, Esq.
                              Harris Beach & Wilcox
                              130 East Main Street

                            Rochester, New York 14604

    Approximate Date of Proposed Sale to the Public: As soon as practicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

------------------


As permitted by Rule 429(a) of the Securities Act, the Prospectus included herein also relates to: a Registration Statement on Form SB-2 (No. 333-5013) with respect to shares of Class A Common Stock issuable upon conversion of debentures; a Registration Statement on Form SB-2 (No. 333-82246) with respect to 675,000 Warrants and 675,000 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-3522) with respect to 613,500 Warrants and 613,500 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-26583) with respect to 240,165 Warrants, 240,165 shares of Class A Common Stock and 150,000 shares of Class B Common Stock; and a Registration Statement on Form SB-2 (No. 333-33419) related to 965,683 Warrants and 965,683 shares of Class A Common Stock.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a) may determine.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED April 28, 2000



PROSPECTUS

                        INTERVEST BANCSHARES CORPORATION
     (A Bank Holding Company for Intervest Bank and Intervest National Bank)


         This prospectus covers shares of our Class A Common Stock and Class B Common Stock that we may issue whenever someone exercises warrants that we previously issued. We have issued warrants which currently entitle the holders to purchase up to 2,464,218 shares of Class A Common Stock and up to 195,000 shares of Class B Common Stock. This prospectus also covers shares of Class A Common Stock that we may issue upon conversion of debentures. We have issued convertible debentures which allow the holders to currently convert them into up to 638,240 shares of our Class A Common Stock.


         Our Class A Common Stock is listed on the Nasdaq SmallCap Market under the symbol "IBCA."


         Please see "Risk Factors" beginning on page 7 to read about certain factors you should consider.


                                -----------------

 THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
  AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY
   HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.



                                            Underwriting
                                            Discounts and     Proceeds to
                       Price to Public     Commissions(1)      Company(2)
                       ---------------     --------------     -----------
Per Share(2)                 (3)                 $0                (3)
Per Warrant(2)(4)            ---                 $0                ---
Total(2)               $23,568,151.00            $0          $23,568,151.00



(1) The Company will not use brokers or dealers in connection with this offering.

(2)      Before deducting  expenses  estimated at $40,000.  The Company will not
         receive  any  proceeds  in  connection   with  the  conversion  of  its
         debentures.


(3) Warrants related to 1,379,815 shares of Class A Common Stock are at an exercise price of $6.67 per share; Warrants related to 122,000 shares of Class A Common Stock are at an exercise price of $15.00 per share; and the remaining Class A Warrants are at an exercise price of $11.50 per share. Warrants related to 145,000 shares of Class B Common Stock are at an exercise price of $6.67 per share and Warrants related to 50,000 shares of Class B Common Stock are at an exercise price of $10.00 per share.


(4)      The Company has attributed no value to the Warrants.


                The date of this Prospectus is ___________, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission Under the Securities Exchange Act. We also have filed a registration statement, including exhibits, which contains more information on our company and the securities offered in this prospectus. You may read and copy this information at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is:
"http://www.sec.gov".

         We will furnish annual reports to our shareholders which contain audited financial statements certified by our independent public accountants. We may distribute unaudited quarterly reports and other interim reports to our shareholders as we deem appropriate.

         We will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to above that have been incorporated into this Prospectus by reference. Written or oral requests for such copies should be directed to: Mr. Lawrence G. Bergman, Intervest Bancshares Corporation, 10 Rockefeller Plaza, New York, New York 10020; (212) 218-2800.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements, including the notes to those statements, appearing elsewhere in this Prospectus.

The Company


         Intervest Bancshares Corporation is a bank holding company (the "Holding Company") incorporated under the laws of the State of Delaware whose wholly-owned subsidiaries at December 31, 1999 were Intervest Bank, a Florida state-chartered bank and Intervest National Bank, a nationally-chartered bank. At December 31, 1999, the Company had consolidated assets and deposits of $247.8 million and $207.2 million, respectively, and stockholders' equity of $21.5 million.

         Intervest Bank is a community-oriented, full service, commercial bank serving the Clearwater area of the State of Florida. Intervest National Bank is a newly chartered full-service commercial bank with its office in the borough of Manhattan in New York City. It opened for operations on April 1, 1999. Unless the context otherwise requires, references in this prospectus to the Company include Intervest Bancshares Corporation and its subsidiaries. Intervest Bank and Intervest National Bank are sometimes referred to as the "Banks."

         The principal business of the Banks is to attract deposits and to loan or invest those deposits on profitable terms. Each Bank offers a variety of deposit accounts which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The lending of the Banks consists primarily of real estate loans, commercial loans and consumer loans. Each of the Banks is one of several providers of funds for such purposes in its market area, and their lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in their market area.

         In March of 2000, the Company completed its acquisition of Intervest Corporation of New York, a company with assets of approximately $99 million, consisting of a portfolio of mortgages on improved real property and short term investments, primarily certificates of deposit and U.S. government agency notes. The combined total assets of the two entities, if they had merged at December 31, 1999, would have been approximately $340 million.


The Offering


Securities Offered..................... 2,464,218 shares of Class A Common Stock issuable upon exercise of Warrants and 195,000 shares of Class B Common Stock issuable upon exercise of Warrants, and 638,240 shares of Class A Common Stock currently issuable upon conversion of debentures. See "Description of Capital Stock" and "Description of Debentures."

Shares of Class A Common
Stock currently outstanding.........    3,535,629(1)

Shares of Class A Common
Stock outstanding after
Exercise of Class A Warrants
and conversion of Debentures......      6,638,087

Shares of Class B Common
Stock currently outstanding..........   355,000

Shares of Class B Common
Stock outstanding after
Exercise of Class B Warrants.......     550,000

Class A Common Stock...............     The  Class A Common  Stock is  listed on
                                        the  Nasdaq  Stock   Market's   SmallCap
                                        Market under the symbol "IBCA."

Use of Proceeds........................ We intend to apply the net  proceeds  of this 0ffering to our capital for general
                                        corporate   purposes,    including   the
                                        financing   of  the   expansion  of  our
                                        operations   through  the   infusion  of
                                        capital to our subsidiaries. See "Use of Proceeds."

Investment Considerations.............  Investors     should     consider    the
                                        information  discussed under the heading
                                        "Risk  Factors."


(1) Does not include: (i) 355,000 shares of Class A Common stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock; (ii) 2,464,218 shares of Class A Common Stock issuable upon exercise of Warrants for Class A Common Stock; (iii) 195,000 shares of Class A Common Stock issuable upon conversion of Class B Common Stock issuable upon exercise of Warrants for Class B Common Stock; and (iv) 638,240 shares of Class A Common Stock issuable upon conversion of the Company's Convertible Subordinated Debentures.

                             Selected Financial Data

The table below presents selected consolidated financial data. This data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.


                                                                   At or For The Year Ended December 31,
                                                                   -------------------------------------
($ in thousands, except per share amounts)               1999           1998            1997            1996            1995
                                                         ----           ----            ----            ----            ----
Financial Condition Data:
Total Assets                                           $247,829       $200,522        $150,755        $105,196         $68,942
Cash and cash equivalents                                 7,329         13,472           9,176           6,320           8,551
Loans receivable, net of deferred fees                  149,647         97,736          76,825          60,310          37,058
Securities, net                                          83,132         82,338          58,821          34,507          19,630
Deposits                                                207,168        170,467         131,167          93,447          58,601
Federal funds purchased                                   6,955              -               -               -               -
Convertible debentures                                    6,930          7,000               -               -               -
Stockholders' equity                                     21,464         19,544          17,620           9,747           9,189
Nonaccrual loans                                              -              -               -               -               -
Allowance for loan loss reserves                          2,493          1,662           1,173             811             593
Loan chargeoffs                                               -              -               -              65              30
Loan recoveries                                               1             10              10              33              21
Operations Data:
Interest and dividend income                           $ 15,058       $ 12,934       $   9,347       $   6,381       $   4,190
Interest expense                                          9,478          8,297           5,894           3,745           2,225
Net interest and dividend income                          5,580          4,637           3,453           2,636           1,965
Provision for loan loss reserves                            830            479             352             250             233
Net interest and dividend income after
  provision for loan loss reserves                        4,750          4,158           3,101           2,386           1,732
Noninterest income                                          456            349             136             106              89
Noninterest expenses                                      3,165          2,133           1,906           1,551           1,415
Earnings before income taxes and change
in accounting principle                                   2,041          2,374           1,331             941             406
Provision for income taxes                                  718            939             487             383             136
Cumulative effect of accounting change(1)                   128              -               -               -               -
Net earnings                                            $ 1,195       $  1,435       $     844       $     558       $     270
Per Share Data:
Basic earnings per share                              $    0.48      $    0.58        $   .049       $    0.34        $   0.16
Diluted earnings per share                                 0.43           0.46            0.41            0.34            0.16
Common book value per share                                8.30          7 .87            7.27            5.91            5.57
Dividends per share                                           -              -               -               -               -
Other Data and Ratios:
Common shares outstanding                             2,586,879      2,484.515       2,424,415       1,650,000       1,650,000
Average common shares used to calculate:
  Basic earnings per share                            2,510,293      2,457,113       1,712,292       1,650,000       1,650,000
  Diluted earnings per share                          2,770,118      3,473,516       2,072,459       1,650,000       1,650,000
Adjusted net earnings for diluted earnings
  per share                                              $1,195        $ 1,607        $    844            $558            $270
Full-service banking offices                                  6              5               5               4               4
Return on average assets                                  0.56%          0.81%           0.68%           0.67%           0.51%
Return on average equity                                  5.89%          7.74%           7.53%           5.91%           3.01%
Loans, net of unearned income to deposits                72.23%         57.33%          58.57%          64.54%          63.24%
Allowance for loan losses to total net loans              1.67%          1.70%           1.53%           1.34%           1.60%
Average stockholders' equity to average
  total assets                                            9.50%         10.49%           8.96%          11.29%          16.89%
Stockholders' equity to total assets                      8.66%          9.75%          11.69%           9.27%          13.32%

(1) Represents a cumulative charge, net of applicable taxes, resulting from the adoption on January 1, 1999 of the AICPA's Statement of Position 98-5, "Accounting for Start-Up Costs."

The Company and the Banks

Intervest Bancshares Corporation


      Intervest Bancshares Corporation (the "Holding Company"), is a Delaware corporation organized in 1993 as a bank holding company registered under the
Bank Holding Company Act of 1956, as amended (the "BHCA"). The principal executive offices of the Holding Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 218-2800. The Holding Company's primary business is the ownership and operation of Intervest Bank, Intervest National Bank and Intervest Corporation of New York. Intervest Bank and Intervest National Bank are collectively referred to in this prospectus as the "Banks". Unless the context otherwise requires, references in this prospectus to the Company include Intervest Bancshares Corporation and its subsidiaries. The Holding Company, through its ownership of the Banks, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Banks. In March of 2000, the Holding Company completed the acquisition of Intervest Corporation of New York. As of December 31, 1999, the Company, on a consolidated basis (but not including Intervest Corporation of New York), had total assets of $247.8 million, net portfolio loans of $149.6 million, total deposits of $207.2 million, and stockholders' equity of $21.5 million.

      The Holding Company is a legal entity, separate and distinct from the Banks and Intervest Corporation of New York. There are various legal limitations with respect to the Banks' financing or otherwise supplying funds to the Holding Company. In particular, under federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, the approval of the Federal Reserve Bank of Atlanta (the "Atlanta FRB"), as well as the Florida Department of Banking and Finance, is required if the total amount of all dividends declared by Intervest Bank in any calendar year exceeds that Bank's net profits for that year, combined with its retained net profits for the proceeding two years. The Atlanta FRB also has the authority to limit further the payment of dividends by Intervest Bank under certain circumstances. In addition, federal banking laws prohibit or restrict the Banks from extending credit to the Holding Company under certain circumstances.


Intervest Bank


      Intervest Bank is a Florida chartered banking corporation, which was organized in December, 1987. Intervest Bank engages in commercial banking from five offices, four of which are located in Clearwater, Florida and one of which is in South Pasadena, Florida. The principal executive offices of Intervest Bank are located at 625 Court Street, Clearwater, Florida 33756, and its telephone number is (727) 442-2551. In addition to its principal office, Intervest Bank has three branch offices in Clearwater, Florida, located at: (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road North, Clearwater, and has a fourth branch in South Pasadena, Florida at 6750 Gulfport Blvd.


Intervest National Bank


      Intervest National Bank is a national bank which received its charter from the Office of the Comptroller of the Currency ("OCC") and opened for operations on April 1, 1999. Intervest National Bank is a full-service commercial bank and is subject to the supervision of and examination by the OCC. The principal executive office of Intervest National Bank is located at One Rockefeller Plaza, Suite 300, New York, New York 10020 and its telephone number is (212) 218-8383.

      The Banks primarily focus on providing personalized banking services to businesses and individuals within their market area. The Banks originate commercial loans to businesses, collateralized and uncollaterized consumer loans, and real estate loans (primarily commercial and multifamily real estate loans). The Banks' income is derived principally from interest and fees earned in connection with their lending activities, interest and dividends on securities, short-term investments and other services. Provisions for loan loss reserves also affect the Banks' income. Their principal expenses are interest paid on deposits and operating expenses. The Banks' operations are also significantly affected by local economic and competitive conditions in their market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Banks' operations.

      The Banks are subject to examination and comprehensive regulation by the Federal Reserve Board (the "FRB") and their deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. The Banks are members of the Federal Reserve Banking System. Intervest Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance, while Intervest National Bank is subject to the supervision of and examination of the OCC.

Intervest Corporation of New York

      In March of 2000, the Holding Company completed its acquisition of Intervest Corporation of New York, a company with assets of approximately $99 million, consisting of a portfolio of mortgages on improved real property and short term investments, primarily certificates of deposit and U.S. government agency notes. The combined total assets of the two entities, if they had merged at December 31, 1999, would have been approximately $340 million.


                   INVESTMENT CONSIDERATIONS AND RISK FACTORS

      A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

Management's Broad Discretion Over Proceeds

      None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company.

Dividends


      Since its inception, the Holding Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends.

      Dividends paid by the Holding Company are subject to the financial conditions of both the Banks and the Holding Company as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Banks to the Holding Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Holding Company are in substance limited to net profits earned by the Holding Company, less any earnings retention consistent with the Holding Company's capital needs, asset quality and overall financial condition. Distributions paid by the Holding Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Holding Company's accumulated current earnings and profits.

      The payment of dividends by the Banks to the Holding Company is regulated by various state and federal laws and by regulations promulgated by the FRB and the OCC, which restrict the payment of dividends under certain circumstances. In addition, such regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by regulated banking institutions such as the Banks. Even if the Banks are able to generate sufficient earnings to pay dividends, there is no assurance that the Board of Directors might not decide or be required to retain a greater portion of the Banks' earnings in order to maintain or achieve the capital deemed necessary or appropriate. The occurrence of any of these events would decrease the amount of funds potentially available for the payment of dividends by the Banks to the Holding Company. In addition, in some cases, the Banks' regulators could take the position that it has the power to prevent one or both of the Banks from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of the Banks and the Company, and other factors deemed appropriate by the Boards of Directors of the Banks and of the Holding Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Banks or the Holding Company.


Adequacy of Allowance For Loan Losses

      There is a risk that losses may be experienced in the Company's loan portfolio. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses which is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and current and anticipated economic conditions that may affect the borrower's ability to repay.


      As of December 31, 1999, the Company had a loan portfolio of $149.6 million and the allowance for loan losses was $2.5 million, which represented 1.67% of the total amount of loans. At December 31, 1999, there were no non-performing assets. The Banks actively manage their nonperforming loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Banks' nonperforming or performing loans. Material additions to the Banks' allowances for loan losses would result in a decrease of the Company's net income, and possibly its capital, and could result in the inability to pay dividends, among other adverse consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality and Loan Impairment and Losses."


Supervision and Regulation

      Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. Intervest Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance and Intervest National Bank is subject to the regulation and supervision of the OCC. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Banks, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Banks and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Banks to attract deposits and make loans. See "Supervision and Regulation."

Competition

      Competition in the banking and financial services industry is intense. In their primary market areas, the Banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Banks and may offer certain services that the Banks do not provide at this time. The profitability of the Company depends upon the Banks' ability to compete in their market areas. See "Business - Competition."

Local Economic Conditions

      The success of the Company and the Banks is dependent to a certain extent upon the general economic conditions in geographic markets served by the Banks which focuses, in the case of Intervest Bank, on Pinellas County, Florida and the immediate surrounding areas. That Bank's primary market area is particularly dependent on the economic conditions within Clearwater, Florida. Although the Company expects economic conditions will continue to improve in this market area, there is no assurance that favorable economic development will occur or that Intervest Bank's expectation of corresponding growth will be achieved. In the case of Intervest National Bank, its primary market area is New York City and, more particularly, the borough of Manhattan. Adverse changes in their geographic markets would likely impair the Banks' ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business - Market Area."

Lack of Diversification


      The primary business activity of the Holding Company consists of its ownership and control of the capital stock of the Banks and Intervest Corporation of New York. As a result, the Company presently lacks diversification as to business activities and market areas, and any event affecting either Bank will have a direct impact on the Company. See "Business."


Dependence on Key Personnel

      The Company and the Banks are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and the Bank might be adversely affected in a material manner. Intervest Bank presently has written employment agreements with its President, its Vice President and its Cashier. Neither the Company nor either Bank maintains key man life insurance policies on executives and do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its and the Banks' ability to attract or retain qualified officers and employees. See "Management."

Voting Control


      As of the date of this Prospectus, the three original shareholders of the Company and a related party own 2,217,000 shares of Class A Common Stock or approximately 63% of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management." The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control will continue to rest with the three persons.


Interest Rates

      The principal source of income for the Company is its net interest income, which is affected by movements in interest rates. Although the Banks monitor their interest rate sensitivity and attempt to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Banks' results of operations.

                                 USE OF PROCEEDS


      The net proceeds to the Company will depend upon the number of Warrants actually exercised and cannot be determined at this time. However, assuming all of the Warrants were to be exercised, the net proceeds to the Company would be approximately $23.6 million.


      The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company's or the Banks' business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Banks and any future subsidiaries of the Company. Neither the Company nor its subsidiaries currently have any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or subsidiaries, or with respect to any specific acquisition prospect, and they are not presently negotiating with any party with respect thereto.


      The actual application of the net proceeds will depend on the capital needs of the Holding Company's subsidiaries, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company or the Banks. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.

                              MARKET FOR SECURITIES


     The Company's Class A common stock is traded over the counter and quoted on the NASDAQ SmallCap Market under the symbol: IBCA. At December 31, 1999, there were approximately 800 holders of record of the Company's Class A common stock, which includes persons or entities who hold their stock in nominee form or in street name through various brokerage firms. At December 31, 1999, there were four holders of record of Class B common stock.

There is no public-trading market for the Class B common stock. The high and low sales prices (as obtained from NASDAQ) for the Class A common stock by calendar quarter for 1998 and 1999 are as follows:



                                    1999                          1998
                           High              Low         High              Low
                           ----              ---         ----              ---
       First quarter      $11.00             $7.63      $15.25            $11.00
       Second quarter     $19.00             $7.81      $16.00            $11.25
       Third quarter      $ 9.75             $7.44      $13.00            $ 8.25
       Fourth quarter     $ 9.00             $5.06      $10.00            $ 8.00


                                    DIVIDENDS


      Holders of the Holding Company's Class A and Class B common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. The Holding Company has not paid any cash dividends on its capital stock and there is no immediate prospect or contemplation of the payment of dividends on its stock. The Holding Company's ability to pay dividends is generally limited to earnings from the prior year, although retained earnings and dividends from its subsidiaries may also be used to pay dividends under certain circumstances. The primary source of funds for dividends payable by the Holding Company to its shareholders is the dividends payable to it by the Banks.

      The payment of dividends by the Banks is subject to a determination by each Bank's Board of Directors and is dependent upon a number of factors, including capital requirements, regulatory limitations, the particular Bank's results of operations and financial condition, tax considerations of the Banks and the Holding Company, the number of outstanding shares of stock, and general economic conditions. There are various legal limitations with respect to the Banks financing or otherwise supplying funds to the Holding Company. In particular, under Federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, the approval of the FRB, the OCC (in the case of Intervest National Bank) and the Florida Department of Banking and Finance (in the case of Intervest Bank), is required if the total amount of all dividends declared in any calendar year exceeds the Bank's net profits for that year, combined with its retained net profits for the proceeding two years. The FRB also has the authority to limit further the payment of dividends by the Banks under certain circumstances. In addition, Federal banking laws prohibit or restrict each Bank from extending credit to the Holding Company under certain circumstances. The FRB and the OCC have established certain financial and capital requirements that affect the ability of banks to pay dividends and also have the general authority to prohibit banks from engaging in unsafe or unsound practices in conducting business. Depending upon the financial condition of either Bank, the payment of cash dividends could be deemed to constitute such an unsafe or unsound practice.

      The FRB and Florida Department of Banking and Finance have publicly stated their view that it is generally an unsafe and unsound practice to pay cash dividends except out of current operating earnings. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not pay cash dividends unless the available net earnings of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with a holding company's capital needs, asset quality and overall financial condition.

      The ability of the Banks and the Holding Company to pay cash dividends is currently, and in the future influenced by regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount, if any, and timing of future dividends will depend on, among other things, future earnings, the financial condition of the Banks and the Holding Company, the amount of cash on hand at the Holding Company level, outstanding debt obligations and the requirements imposed by regulatory authorities.

                                 CAPITALIZATION


      The following table sets forth the capitalization of the Company as of December 31, 1999, and as adjusted at that date after giving effect to the receipt of the estimated net proceeds from the exercise of all of the Warrants and conversion of Debentures.


                                                                   Actual          As Adjusted(1)
                                                                   ------          --------------
                                                                       (Dollars in thousands)
Stockholders' Equity:

Class A Common Stock, $1.00 par value,  7,500,000
   shares  authorized,  2,281,879
   shares issued
   and outstanding(2)............................................  $2,282              $5,384
Class B Common Stock, $1.00 par value, 700,000
   shares authorized, 305,000 shares issued and outstanding(3)..      305                 500
 Additional Paid-in Capital......................................  14,411              42,660
 Retained Earnings...............................................   4,466               4,466
                                                                   ------              ------
Total Stockholders' Equity....................................... $21,464             $53,010
                                                                   ======              ======

-------------------------

(1) Reflects the 2,464,218 shares of Class A Common Stock and 195,000 shares of Class B Common Stock issuable upon exercise of the Warrants, and the 638,240 shares of Class A Common Stock currently issuable upon conversion of debentures.

(2) Does not include: shares of Class A Common Stock issuable upon conversion of Class B Common Stock; and 1,250,000 shares issued in connection with the acquisition of Intervest Corporation of New York in March, 2000.

(3)  Does not include 50,000 shares of Class B Common Stock issued in March,
     2000.

                             Selected Financial Data

The table below presents selected consolidated financial data. This data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.



------------------------------------------------------ -------------------------------------------------------------------
                                                                     At or For The Year Ended December 31,
                                                       ------------- ------------ ------------- ------------- ------------
($ in thousands, except per share amounts)                     1999         1998          1997          1996         1995
------------------------------------------------------ ------------- ------------ ------------- ------------- ------------
Financial Condition Data:

Total assets                                               $247,829     $200,522      $150,755      $105,196      $68,942
Cash and cash equivalents                                     7,329       13,472         9,176         6,320        8,551
Loans receivable, net of deferred fees                      149,647       97,736        76,825        60,310       37,058
Securities, net                                              83,132       82,338        58,821        34,507       19,630
Deposits                                                    207,168      170,467       131,167        93,447       58,601
Federal funds purchased                                       6,955            -             -             -            -
Convertible debentures                                        6,930        7,000             -             -            -
Stockholders' equity                                         21,464       19,544        17,620         9,747        9,189
Nonaccrual loans                                                  -            -             -             -            -
Allowance for loan loss reserves                              2,493        1,662         1,173           811          593
Loan chargeoffs                                                   -            -             -            65           30
Loan recoveries                                                   1           10            10            33           21
------------------------------------------------------ ------------- ------------ ------------- ------------- ------------
Operations Data:

Interest and dividend income                                $15,058      $12,934        $9,347       $ 6,381      $ 4,190
Interest expense                                              9,478        8,297         5,894         3,745        2,225
                                                       ------------- ------------ ------------- ------------- ------------
Net interest and dividend income                              5,580        4,637         3,453         2,636        1,965
Provision for loan loss reserves                                830          479           352           250          233
                                                       ------------- ------------ ------------- ------------- ------------
Net interest and dividend income after
     provision for loan loss reserves                         4,750        4,158         3,101         2,386        1,732
Noninterest income                                              456          349           136           106           89
Noninterest expenses                                          3,165        2,133         1,906         1,551        1,415
                                                       ------------- ------------ ------------- ------------- ------------
Earnings before income taxes and change
     in accounting principle                                  2,041        2,374         1,331           941          406
Provision for income taxes                                      718          939           487           383          136
Cumulative effect of accounting change (1)                      128            -             -             -            -
                                                       ------------- ------------ ------------- ------------- ------------
Net earnings                                                $ 1,195      $ 1,435        $  844        $  558       $  270
------------------------------------------------------ ------------- ------------ ------------- ------------- ------------
Per Share Data:

Basic earnings per share                                    $  0.48      $  0.58         $0.49         $0.34       $ 0.16
Diluted earnings per share                                     0.43         0.46          0.41          0.34         0.16
Common book value per share                                    8.30         7.87          7.27          5.91         5.57
Dividends per share                                               -            -             -             -            -
------------------------------------------------------ ------------- ------------ ------------- ------------- ------------
Other Data and Ratios:

Common shares outstanding                                 2,586,879    2,484,515     2,424,415     1,650,000    1,650,000
Average common shares used to calculate:
     Basic earnings per share                             2,510,293    2,457,113     1,712,292     1,650,000    1,650,000
     Diluted earnings per share                           2,770,118    3,473,516     2,072,459     1,650,000    1,650,000
Adjusted net earnings for diluted earnings per share         $1,195       $1,607          $844          $558         $270
Full-service banking offices                                      6            5             5             4            4
Return on average assets                                      0.56%        0.81%         0.68%         0.67%        0.51%
Return on average equity                                      5.89%        7.74%         7.53%         5.91%        3.01%
Loans, net of unearned income to deposits                    72.23%       57.33%        58.57%        64.54%       63.24%
Allowance for loan losses to total net loans                  1.67%        1.70%         1.53%         1.34%        1.60%
Average stockholders' equity to average total assets          9.50%       10.49%         8.96%        11.29%       16.89%
Stockholders' equity to total assets                          8.66%        9.75%        11.69%         9.27%       13.32%
------------------------------------------------------ ------------- ------------ ------------- ------------- ------------

(1) Represents a cumulative charge, net of applicable taxes, resulting from the adoption on January 1, 1999 of the AICPA's Statement of Position 98-5, "Accounting for Start-Up Costs."

Management's Discussion and Analysis of Financial Condition and Results of Operations

General

Management's discussion and analysis of financial condition and results of operations that follows should be read in conjunction with the Consolidated Financial Statements and Notes thereto beginning on page 34.

Intervest Bancshares Corporation's principal assets are its 100% ownership interest in Intervest Bank and Intervest National Bank's outstanding capital stock. Intervest Bancshares Corporation (referred to by itself as the "Holding Company") and Intervest Bank and Intervest National Bank (referred to together as the "Banks") are referred to collectively as the "Company" on a consolidated basis.

Intervest  National  Bank  is a  full-service  commercial  bank  located  at One
Rockefeller Plaza, Suite 300, New York, New York, 10020. It received its national charter from the OCC and opened for business on April 1, 1999. Intervest Bank is a Florida state-chartered commercial bank with four banking offices in Clearwater, Florida and one in South Pasadena, Florida.

The Holding Company's primary business is the operation of the Banks. It does not engage in any other substantial business activities other than a limited amount of real estate mortgage lending. As a result, the Company's consolidated results of operations are dependent largely upon the Banks' results of operations. Each Bank conducts a full-service commercial banking business, which consists of attracting deposits from the general public and investing those funds, together with other source of funds, primarily through the origination of commercial and multifamily real estate loans, and through the purchase of security investments. Intervest National Bank also provides Internet banking services through its Web Site: www.intervestnatbank.com.

The Company's profitability depends primarily on net interest income, which is the difference between interest income generated from its interest-earning assets less the interest expense incurred on its interest-bearing liabilities. Net interest income is dependent upon the interest-rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand. Additionally, the Company's profitability is affected by such factors as the level of its noninterest income and expenses, the provision for loan loss reserves, and the Company's effective income tax rate. Noninterest income consists primarily of loan and other banking fees. Noninterest expense consists of compensation and benefits, occupancy and equipment related expenses, data processing expenses, advertising expense, deposit insurance premiums and other operating expenses. The Company's profitability is also significantly affected by general economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities.

In late 1999, Intervest Bancshares Corporation announced that it had agreed to acquire Intervest Corporation of New York, a company with assets of approximately $99,000,000, consisting of a portfolio of mortgages on improved real property and short-term investments, primarily certificates of deposit and U.S. government agency notes. The combined total assets of the two entities if they had merged at December 31, 1999 would have been approximately $340,000,000. The two entities are related in that the same persons serve on their boards and the holders of all of the shares of Intervest Corporation of New York also own approximately 48% of the voting shares of Intervest Bancshares Corporation. The merger was approved by both Boards of Directors, the shareholders of both the Company and Intervest Corporation of New York, and the Federal Reserve Bank of Atlanta. In the merger, Intervest Corporation of New York shareholders received an aggregate of 1,250,000 shares of the Company's Class A common stock in exchange for all of Intervest Corporation of New York's capital stock. The merger became effective in March 2000 and will be accounted for at historical cost similar to the pooling-of-interests method of accounting.

                              Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 1999 and 1998.

General

Consolidated earnings for the year ended December 31, 1999 were $1,195,000, or $0.43 per diluted share, compared to $1,435,000, or $0.46 per diluted share for 1998. The decline in earnings was due to the opening of Intervest National Bank. The new bank recorded a net loss from operations of $507,000, which included $444,000 allocated to its initial provision for loan loss reserves as well as a one-time net charge of $128,000 related to the required adoption, on January 1, 1999, of the AICPA's Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The aforementioned items were almost entirely offset by continued earnings growth from Intervest Bank, whose net earnings rose to $1,642,000 in 1999, from $1,149,000 in 1998. The Holding Company had net earnings of $60,000 in 1999, compared to $286,000 in 1998. The decrease was attributable to the funding of Intervest National Bank's initial capital.

Net Interest and Dividend Income

Net interest and dividend income increased to $5,580,000 in 1999, from $4,637,000 in 1998. The increase was due to growth in the Company's interest-earning assets and a slight improvement in the net interest rate spread from 2.20% in 1998, to 2.25% in 1999. Average interest-earning assets grew by $35,902,000, reflecting the opening of Intervest National Bank.

The Company's net interest margin was 2.73% in 1999, compared to 2.75% in 1998. The slight decline in the margin was due to a decrease in the ratio of the Company's average earning-assets to average interest-bearing liabilities from
1.11 in 1998 to 1.10 in 1999, offset almost entirely by a 5 basis point improvement in the net interest rate spread.

The Company's yield on earning assets declined by 31 basis points primarily due to the following factors: the very competitive lending environment during 1999 which resulted in originations of new loans at lower rates as well as prepayments of higher-yielding loans; calls of higher-yielding U.S government agency securities with the resulting proceeds being invested in securities with lower rates; and lower rates earned on short-term investments.

The Company's cost of funds declined by 36 basis points due to lower average rates paid on deposit accounts as well as a change in the mix of deposits. Lower-cost deposits held in checking, savings and money-market accounts increased in 1999, while the level of higher-cost time deposits declined. The decline in the cost of deposits was offset to some degree by the higher-cost funds obtained through the sale of convertible subordinated debentures by the Holding Company in June 1998.

The table that follows sets forth information on the Company's average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for 1999 and 1998. The yields and rates shown are based on a computation of income/expense for each year divided by average interest-earning assets/interest-bearing liabilities during each year. Certain yields and rates shown are adjusted for related fee income or expense. Average balances are derived from daily balances. Net interest margin is computed by dividing net interest and dividend income by the average of total interest-earning assets during each year.


                                                                         For the Year Ended December 31,
                                                                         -------------------------------
                                                                   1999                                    1998
                                                    -----------------------------------    ------------------------------------
                                                      Average     Interest    Yield/         Average      Interest    Yield/
 ($ in thousands)                                     Balance    Inc./Exp.     Rate          Balance     Inc./Exp.     Rate
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
                      Assets
 Interest-earning assets:
    Loans                                              $110,006     $ 9,691    8.81%           $ 90,470      $8,278    9.15%
    Securities                                           83,914       4,873    5.81              69,508       4,224    6.08
    Other interest-earning assets                        10,304         494    4.79               8,344         432    5.18
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Total interest-earning assets                          204,224     $15,058    7.37%            168,322     $12,934    7.68%
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Noninterest-earning assets                               9,453                                   8,395
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Total assets                                          $213,677                                $176,717
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------

       Liabilities and Stockholders' Equity
 Interest-bearing liabilities:
    Money market and checking (NOW) deposits           $ 52,105     $ 2,222    4.26%           $ 28,756      $1,324    4.60%
    Savings deposits                                     25,321       1,066    4.21              17,210         832    4.83
    Certificates of deposits                             99,482       5,524    5.55             101,547       5,821    5.73
                                                    ------------ ----------- ----------     ------------- ----------- ----------
    Total deposit accounts                              176,908       8,812    4.98             147,513       7,977    5.41
    Federal funds purchased                                 517          29    5.61                  20           1    5.00
    Convertible debentures                                7,531         637    8.45               3,777         319    8.45
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Total interest-bearing liabilities                     184,956     $ 9,478    5.12             151,310      $8,297    5.48%
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Noninterest-bearing deposits                             4,436                                   3,096
 Noninterest-bearing liabilities                          3,980                                   3,782
 Stockholders' equity                                    20,305                                  18,529
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Total liabilities and stockholders' equity            $213,677                                $176,717
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Net interest and dividend income/spread                            $ 5,580    2.25%                         $4,637    2.20%
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Net interest-earning assets/margin                    $ 19,268                2.73%           $ 17,012                2.75%
 -------------------------------------------------- ------------ ----------- ----------    ------------- ----------- ----------
 Ratio of total interest-earning assets
    to total interest-bearing liabilities                 1.10x                                   1.11x
 -------------------------------------------------- ------------ ----------- ---------- -- ------------- ----------- ----------

The table that follows provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume),
(2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                                   For the Year Ended December 31, 1999 vs. 1998
                                                                    Increase (Decrease) Due To Change In:

     ($ in thousands)                                                  Rate        Volume     Rate/Volume       Total
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Interest-earning assets:
        Loans                                                        $(308)       $1,788        $(67)          $1,413
        Securities                                                    (188)          875         (38)             649
        Other interest-earning assets                                  (32)          101          (7)              62
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Total interest-earning assets                                    (528)        2,764        (112)           2,124
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Interest-bearing liabilities:
        Money market and checking (NOW )deposits                      (112)        1,087         (77)             898
        Savings deposits                                              (107)          392         (51)             234
        Certificates of deposit                                       (182)         (118)          3             (297)
                                                               ------------- ------------- --------------- -----------
        Total deposit accounts                                        (401)        1,361        (125)             835
        Federal funds purchased                                         -             25           3               28
        Convertible debentures                                          -            318           -              318
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Total interest-bearing liabilities                               (401)        1,704        (122)           1,181
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Net change in interest and dividend income                      $(127)       $1,060         $10          $   943
     --------------------------------------------------------- ------------- ------------- --------------- -----------

Provision for Loan Loss Reserves

The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves, which takes into consideration a number of factors, including the level of outstanding loans. The provision amounted to $830,000 in 1999, compared to $479,000 in 1998. The 1999 provision included $444,000 recorded by Intervest National Bank as its initial provision for loan loss reserves in conjunction with approximately $42,000,000 of new loan originations. See the section "Comparison of Financial Condition at December 31, 1999 and December 31, 1998," for additional discussion of the allowance for loan loss reserves. At December 31, 1999 and 1998, the Company did not have any nonaccrual or impaired loans.

Noninterest Income

Total noninterest income increased to $456,000 in 1999, from $349,000 in 1998. The increase was due to higher loan fee income from mortgage lending activities. Such fees include loan prepayment fees, fees earned on expired commitments, and loan service, inspection and maintenance charges.

Noninterest Expenses

Noninterest expenses increased to $3,165,000 in 1999, from $2,133,000 in 1998. The increase was almost entirely due to the opening of Intervest National Bank on April 1, 1999, which increased compensation expense (due to additional staff) and occupancy and equipment expenses (due to the leasing of new office space and fixed asset depreciation).

Provision for Income Taxes

The provision for income taxes decreased to $718,000 in 1999, from $939,000 in 1998, due to lower pre-tax earnings. The Company's effective tax rate (inclusive of state and local taxes) amounted to 35.3% in 1999, compared to 39.6% in 1998. The decline in the rate was due to increased tax benefits from Intervest National Bank's taxable loss in 1999. The new bank has a higher effective tax rate resulting from New York State and City taxes. The Company files a consolidated Federal income tax return, while the Holding Company and Intervest National Bank file consolidated New York State and City income tax returns. Intervest Bank files a state income tax return in Florida.

Cumulative Effect of Change in Accounting Principle

The cumulative effect of the change in accounting principle represents the required adoption, on January 1, 1999, of the AICPA's Statement of Position
(SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which applies to all companies except as provided for therein. The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred for financial statement purposes effective January 1, 1999. Previously, a portion of start-up costs were generally capitalized and amortized over a period of time. The adoption of this statement resulted in the immediate expensing on January 1, 1999 of $193,000 in start-up costs incurred through December 31, 1998 in connection with organizing Intervest National Bank. A deferred tax benefit of $65,000 was recorded in conjunction with this charge.

Comparison of Results of Operations for the Years Ended December 31, 1998 and 1997.

General

Net earnings for the year ended December 31, 1998 were $1,435,000, compared to $844,000 for the year ended December 31, 1997. On a diluted per share basis, net earnings was $0.46 for 1998, compared to $0.41 for 1997. The increase in net earnings was primarily due to a $1,184,000 increase in net interest and dividend income and a $213,000 increase in noninterest income. These increases were partially offset by a higher income tax provision of $452,000, a $227,000 increase in noninterest expenses and an increase in the provision for loan loss reserves of $127,000.

Net Interest and Dividend Income

The Company's net interest and dividend income increased to $4,637,000 in 1998, from $3,453,000 in 1997. The increase was due to growth in the Company's interest-earning assets, partially offset by a decline in the net interest margin from 2.92% in 1997 to 2.75% in 1998.

The decline in the margin was a function of a lower interest rate spread caused by a decline in the yield on the Company's earning assets and an increase in its cost of funds. The yield on earning assets declined by 22 basis points largely due to a decline in the yield on the loan portfolio as well as an increase in securities and short-term investments. Securities and short-term investments have a lower yield than the Company's loan portfolio. The Company's cost of funds increased by 4 basis points due to higher-cost funds obtained through sale of the Debentures, partially offset by a slight decline in the average cost for deposit accounts. The effect of the decrease in the interest rate spread described above was partially offset by an increase of $7,007,000 in net average interest-earning assets. This increase was largely due to the investment of the proceeds from the issuance of common stock as well as the reinvestment of earnings generated from operations. The table that follows, for the years end December 31, 1998 and 1997, sets forth the same information that is described above the table on page 17.

                                                                        For the Year Ended December 31,
                                                                        -------------------------------
                                                                  1998                                     1997
                                                   ------------- ----------- ---------     ------------- ----------- ----------
                                                     Average      Interest    Yield/         Average      Interest    Yield/
($ in thousands)                                     Balance     Inc./Exp.     Rate          Balance     Inc./Exp.     Rate
-------------------------------------------------- ------------- ----------- ---------      ------------- ----------- ----------
                     Assets
Interest-earning assets:
   Loans                                                $90,470      $8,278    9.15%            $68,711      $6,415    9.34%
   Securities                                            69,508       4,224    6.08              42,763       2,632    6.15
   Other interest-earning assets                          8,344         432    5.18               6,913         300    4.34
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Total interest-earning assets                           168,322     $12,934    7.68%            118,387      $9,347    7.90%
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Noninterest-earning assets                                8,395                                   6,619
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Total assets                                           $176,717                                $125,006
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------

      Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Money market and checking (NOW) deposits             $28,756      $1,324    4.60%           $ 18,087        $816    4.51%
   Savings deposits                                      17,210         832    4.83               9,128         446    4.89
   Certificates of deposit                              101,547       5,821    5.73              81,149       4,631    5.71
                                                   ------------- ----------- ---------     ------------- ----------- ----------
   Total deposit accounts                               147,513       7,977    5.41             108,364       5,893    5.44
   Federal funds purchased                                   20           1    5.00                  18           1    5.56
   Convertible debentures                                 3,777         319    8.45                   -           -       -
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Total interest-bearing liabilities                      151,310      $8,297    5.48%            108,382      $5,894    5.44%
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Noninterest-bearing deposits                              3,096                                   2,325
Noninterest-bearing liabilities                           3,782                                   3,088
Stockholders' equity                                     18,529                                  11,211
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Total liabilities and stockholders' equity             $176,717                                $125,006
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Net interest and dividend income/spread                              $4,637    2.20%                         $3,453    2.46%
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Net interest-earning assets/margin                      $17,012                2.75%           $ 10,005                2.92%
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------
Ratio of total interest-earning assets
    to total interest-bearing liabilities                 1.11x                                   1.09x
-------------------------------------------------- ------------- ----------- ---------     ------------- ----------- ----------

The table that follows provides information regarding changes in interest and dividend income and interest expense. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume),
(2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).


                                                                   For the Year Ended December 31, 1998 vs. 1997
                                                                    Increase (Decrease) Due To Change In:

     ($ in thousands)                                            Rate            Volume     Rate/Volume       Total
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Interest-earning assets:
        Loans                                                  $(131)              $2,032        $(38)         $1,863
        Securities                                               (30)               1,645         (23)          1,592
        Other interest-earning assets                             58                   62          12             132
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Total interest-earning assets                              (103)               3,739         (49)          3,587
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Interest-bearing liabilities:
        Money market and checking (NOW) deposits                  16                  481          11             508
        Savings deposits                                          (5)                 395          (4)            386
        Certificates of deposit                                   16                1,165           9           1,190
                                                               ------------- ------------- --------------- -----------
        Total deposit accounts                                    27                2,041          16           2,084
        Convertible debentures                                     -                    -         319             319
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Total interest-bearing liabilities                           27                2,041         335           2,403
     --------------------------------------------------------- ------------- ------------- --------------- -----------
     Net change in interest and dividend income                $(130)              $1,698       $(384)         $1,184
     --------------------------------------------------------- ------------- ------------- --------------- -----------

Provision for Loan Loss Reserves

The provision for loan loss reserves is based on management's ongoing assessment of the adequacy of the allowance for loan loss reserves, which takes into consideration a number of factors, including the level of outstanding loans. The provision amounted to $479,000 in 1998, compared to $352,000 in 1997. The increase reflected primarily a higher level of loan originations. See the section "Comparison of Financial Condition at December 31, 1999 and December 31, 1998," for additional discussion of the allowance for loan loss reserves. At December 31, 1998 and 1997, the Company did not have any nonaccrual or impaired loans.

Noninterest Income

Total noninterest income increased to $349,000 in 1998, from $136,000 in 1997. The increase primarily reflected an increase in service charge fee income as well as a higher level of loan prepayment fees.

Noninterest Expenses

Noninterest expenses increased to $2,133,000 in 1998, from $1,906,000 in 1997. The increase was largely due to higher salaries and employee benefits, as well as an increase in professional fees and services, resulting primarily from the Company's growth, need for additional staff and normal merit increases.

Provision for Income Taxes

The provision for income taxes increased to $939,000 in 1998, from $487,000 in 1997, largely due to higher pre-tax earnings. The Company's effective tax rate (inclusive of state and local taxes) amounted to 39.6% in 1998, compared to 36.6% in 1997. The higher rate for 1998 reflects an increase in the earnings of the Holding Company, which has a higher state income tax rate than Intervest Bank.

                               Financial Condition

Comparison of Financial Condition at December 31, 1999 and December 31, 1998.

Overview

Total assets increased to $247,829,000 at December 31, 1999, from $200,522,000 at December 31, 1998. Total liabilities increased to $226,365,000 at December 31, 1999, from $180,978,000 at December 31, 1998. The increases were due to the opening of Intervest National Bank, which resulted in new loan originations and deposit liabilities. Stockholders' equity grew to $21,464,000 at year-end 1999, from $19,544,000 at December 31, 1998, reflecting an increase in retained earnings and the exercise of common stock warrants.

The Company's balance sheet was comprised of the following:

                                                          At December 31, 1999               At December 31, 1998
                                                          --------------------               --------------------
                                                        Carrying        % of               Carrying        % of
      ($ in thousands)                                     Value    Total Assets             Value     Total Assets
      --------------------------------------------- -------------- ---------------- -- ------------- ------------------
      Cash and cash equivalents                           $ 7,329       3.0%              $13,472           6.7%
      Securities held to maturity, net                     83,132      33.5                82,338          41.1
      Federal Reserve Bank stock                              508       0.2                   233           0.1
      Loans receivable, net of loan loss reserves         147,154      59.4                96,074          47.9
      All other assets                                      9,706       3.9                 8,405           4.2
      --------------------------------------------- -------------- ---------------- -- ------------- ------------------
      Total assets                                       $247,829     100.0%             $200,522         100.0%
      --------------------------------------------- -------------- ---------------- -- ------------- ------------------
      Deposits                                           $207,168      83.6%             $170,467          85.0%
      Federal funds purchased                               6,955       2.8                     -             -
      Convertible debentures payable                        6,930       2.8                 7,000           3.5
      All other liabilities                                 5,312       2.1                 3,511           1.8
      --------------------------------------------- -------------- ---------------- -- ------------- ------------------
      Total liabilities                                   226,365      91.3               180,978          90.3
      --------------------------------------------- -------------- ---------------- -- ------------- ------------------
      Stockholders' equity                                 21,464       8.7                19,544           9.7
      --------------------------------------------- -------------- ---------------- -- ------------- ------------------
      Total liabilities and stockholders' equity         $247,829     100.0%             $200,522         100.0%
      --------------------------------------------- -------------- ---------------- -- ------------- ------------------

Cash and Cash Equivalents

Cash and cash equivalents decreased due to the deployment of funds into loans and security investments.

Securities

The Company invests in securities after satisfying its liquidity objectives and lending commitments. The Company has historically only purchased securities that are issued by the U.S. government or one of its agencies. Accordingly, the Company's investments in securities carry lower yields, but also have a significantly lower credit risk than its loan portfolio. To manage interest rate risk, the Company normally purchases securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms.

Securities for which the Company has the intent and ability to hold to maturity are classified as held to maturity and carried at amortized cost. Securities held to maturity totaled $83,132,000 at December 31, 1999, compared to $82,338,000 at December 31, 1998. The estimated fair value of the held-to-maturity portfolio was $79,882,000 at December 31, 1999, compared to $82,173,000 at December 31, 1998. The decline in estimated fair value is reflective of the higher interest rate environment in the latter part of 1999.

At December 31, 1999, the securities portfolio consisted of fixed-rate debt obligations of the Federal Home Loan Bank, Federal Farm Credit Bank and Federal National Mortgage Association. The securities have terms that allow the issuer the right to call or prepay its obligation without prepayment penalty.

From time to time, the Banks may also maintain a securities available-for-sale account to provide flexibility in the management of asset/liability strategies. During 1999 and 1998, there were no securities classified as available for sale. The Company does not engage in trading activities.

The investment in the capital stock of the Federal Reserve Bank, which pays a dividend, is required in order for the Banks to be members of the Federal Reserve Banking System. The amount of the investment, which fluctuates based on certain criteria, was $508,000 at December 31, 1999, compared to $233,000 at December 31, 1998. The increase reflected the opening of Intervest National Bank on April 1, 1999.

Loans Receivable

Loans receivable, before the allowance for loan loss reserves, increased to $149,647,000 at December 31, 1999, from $97,736,000 at December 31, 1998, due to new originations of commercial real estate and multifamily loans, partially offset by principal repayments and sales of loans. In the first quarter of 1999, four multifamily real estate loans, with an aggregate principal balance of $5,604,000, held by the Holding Company were sold in order to increase its liquidity for funding Intervest National Bank's initial capital on April 1, 1999. The loans were sold to Intervest Corporation of New York, a related party, at the outstanding principal balance plus accrued interest.

At December 31, 1999, the loan portfolio consisted of $92,748,000 of fixed-rate loans and $57,815,000 of adjustable-rate loans. New mortgage loans on commercial real estate and multifamily properties are normally originated for terms of no more than 20 years with interest rates that are predominantly variable rate, based on the prime rate. Additionally, many loans have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure to periods of declining interest rates.

Commercial real estate and multifamily real estate properties collateralize almost all of the loans in the Company's loan portfolio. As of December 31, 1999, 97% of the loan portfolio was concentrated in loans collateralized by such properties, compared to 94% at December 31, 1998. Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions.

Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions as well as the Company's underwriting standards. Economic conditions affect the income levels of borrowers and the market value of the underlying collateral. In addition, although commercial real estate and multifamily loans typically bear higher interest rates than 1-4 family residential loans, they entail certain risks not normally found in 1-4 family residential mortgage lending. Commercial real estate and multifamily loans usually involve larger loans to single borrowers. In addition, satisfactory payment experience on loans secured by income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings) is largely dependent on high levels of occupancy. Thus, these loans are more subject to adverse conditions in the real estate market and economy or specific conditions at or in the vicinity of the property's location.

The following table sets forth information concerning the Company's loan portfolio by type of loan:

                                                         At December 31, 1999                   At December 31, 1998
                                                         --------------------                   --------------------
                                                   # of                   % of           # of                    % of
     ($ in thousands)                             loans      Amount       Total          loans      Amount       Total
     --------------------------------------- ----------- -------------- ----------- ------------ ------------- -----------
     Commercial real estate loans                   101      $78,425      52.1%            95        $68,828      70.1%
     Residential multifamily loans                   96       67,478      44.8             51         23,707      24.1
     Residential 1-4 family loans                    44        2,311       1.5             47          2,627       2.7
     Commercial loans                                42        2,107       1.4             49          2,875       2.9
     Consumer loans                                  24          242       0.2             17            184       0.2
     --------------------------------------- ----------- -------------- ----------- ------------ ------------- -----------
     Total gross loans receivable                   307      150,563     100.0%           259         98,221     100.0%
     Deferred loan fees                                         (916)                                   (485)
     --------------------------------------- ----------- -------------- ----------- ------------ ------------- -----------
     Loans, net of deferred fees                             149,647                                  97,736
     Allowance for loan loss reserves                         (2,493)                                 (1,662)
     --------------------------------------- ----------- -------------- ----------- ------------ ------------- -----------
     Loans receivable, net                                  $147,154                                 $96,074
     --------------------------------------- ----------- -------------- ----------- ------------ ------------- -----------

The following table shows the scheduled contractual principal repayments by period of the Company's loan portfolio:

                                                                               At December 31,
                                                                               ---------------
                      ($ in thousands)                                          1999             1998
                      --------------------------------------------------- ---------------- -----------------
                      Within one year                                        $  22,749         $15,674
                      Over one to five years                                   100,585          69,416
                      Over five years                                           27,229          13,131
                      --------------------------------------------------- ---------------- -----------------
                                                                              $150,563         $98,221
                      --------------------------------------------------- ---------------- -----------------

At December 31, 1999, $44,631,000 of loans with adjustable rates and $83,182,000 of loans with fixed rates were due after one year.

The following table sets forth the activity in the loan portfolio:

                                                                           For the Year Ended December 31,
                                                                           -------------------------------
                      ($ in thousands)                                         1999             1998
                      --------------------------------------------------- ---------------- -----------------
                      Loans receivable, net, at beginning of year            $96,074           $75,652
                        Loans originated and purchased                        80,477            33,222
                        Principal repayments                                 (22,504)          (12,237)
                        Loans sold                                            (5,604)                -
                        Recoveries                                                 1                10
                        Increase in unearned loan fees                          (459)              (84)
                        Increase in allowance for loan loss reserves            (831)             (489)
                      --------------------------------------------------- ---------------- -----------------
                      Loans receivable, net, at end of year                 $147,154           $96,074
                      --------------------------------------------------- ---------------- -----------------

Nonaccrual Loans

During 1999 and 1998, the Company did not have any loans on a nonaccrual status. The Company's policy is to discontinue the accrual of interest income and classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized and in the process of collection, or when in the opinion of the Company's management, principal or interest is not likely to be paid in accordance with the terms of the loan.

Allowance for Loan Loss Reserves

The allowance for loan loss reserves is established through a provision for loan loss reserves charged to operations. Loans are charged against the allowance for loan loss reserves when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The adequacy of the allowance is evaluated monthly or more frequently when necessary with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending areas. Although management believes it uses the best information available to make determinations with respect to the allowance for loan loss reserves, future adjustments may be necessary if economic conditions, or other factors, differ from those assumed in the determination of the level of the allowance.

In addition, SFAS No. 114, as amended by SFAS No. 118, specifies the manner in which the portion of the allowance for loan loss reserves related to impaired loans is computed. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both full principal and interest due according to the contractual terms of the loan agreement. Impairment for larger balance loans such as commercial real estate and multifamily loans are measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral. When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan loss reserves and a charge through the provision for loan loss reserves. The Company normally charges off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

The Company considers a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and/or interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management that would indicate the full repayment of principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications. Impaired loans normally consist of loans on nonaccrual status.

Management evaluates all commercial real estate, residential mortgage loans and commercial loans for impairment on a loan-by-loan basis. For smaller balance homogeneous loans, such as consumer loans, evaluations for impairment is done on an aggregate basis. The Company utilizes its own historical charge-off experience as well as the charge off experience of its peer group and industry statistics to evaluate the adequacy of the allowance for loan loss reserves for consumer loans. Lastly, the Company's regulators, as an integral part of their examination process, periodically review the allowance for loan loss reserves. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

At December 31, 1999, the Company's allowance for loan loss reserves amounted to $2,493,000, compared to $1,662,000 at year-end 1998. The increase reflected the growth in the loan portfolio. During 1999 and 1998, the Company did not have any loans on a nonaccrual status or classified as impaired. At December 31, 1999 and 1998, the allowance for loan loss reserves was predominately allocated to commercial real estate and multifamily loans.

The following table sets forth certain information with respect to the Company's allowance for loan loss reserves:

                                                                           For the Year Ended December 31,
                                                                           -------------------------------
                  ($ in thousands)                                               1999              1998
                  ------------------------------------------------------- ----------------- ------------------
                  Allowance at beginning of year                               $  1,662           $ 1,173
                  Provision charged to operations                                   830               479
                  Recoveries                                                          1                10
                  ------------------------------------------------------- ----------------- ------------------
                  Allowance at end of year                                     $  2,493           $ 1,662
                  ------------------------------------------------------- ----------------- ------------------
                  Ratio of  allowance  to total  loans,  net of deferred fees      1.67%             1.70%
                  Total loans, net of deferred fees                            $149,647           $97,736
                  Average loans during the year                                $110,006           $90,470
                  ------------------------------------------------------- ----------------- ------------------

Foreclosed Real Estate

During 1999 and 1998, the Company did not have any foreclosed real estate.

All Other Assets

The following table shows the composition of all other assets:

                                                                               At December 31,
                                                                               ---------------
                         ($ in thousands)                                   1999            1998
                         ------------------------------------------- -------------- ---------------
                         Accrued interest receivable                        $1,836          $1,800
                         Premises and equipment, net                         5,767           4,917
                         Deferred income tax asset                             912             579
                         Deferred debenture offering costs                     479             522
                         All other                                             712             587
                         ------------------------------------------- -------------- ---------------
                                                                            $9,706          $8,405
                         ------------------------------------------- -------------- ---------------

All other assets increased due to purchases of fixed assets, primarily by Intervest National Bank, and an increase in the Company's deferred tax asset. The tax asset relates primarily to the unrealized tax benefit on the Company's allowance for loan loss reserves and organizational start-up costs. These charges have been expensed for financial statement purposes, but are not all currently deductible for income tax purposes. The ultimate realization of the deferred tax asset is dependent upon the generation of sufficient taxable income by the Company during the periods in which these temporary differences become deductible for tax purposes. Management believes that it is more likely than not that the Company's deferred tax asset will be realized and accordingly, a valuation allowance for deferred tax assets was not maintained at any time during 1999 and 1998.

Deposits

Deposit liabilities increased to $207,168,000 at December 31, 1999, from $170,467,000 at December 31, 1998. The increase was attributable to the opening of Intervest National Bank on April 1, 1999, whose deposit accounts grew to approximately $47,000,000 at year-end 1999. At December 31, 1999, time deposit accounts totaled $122,794,000 and demand deposits and savings and checking accounts aggregated $84,374,000. The same categories of deposit accounts totaled $99,033,000 and $71,434,000, respectively, at December 31, 1998. Certificates of deposit accounts represented 59% of total deposits at December 31, 1999, compared to 58% at year-end 1998.

The Company believes it does not have a concentration of deposits from any one source. Management believes that a large portion of the Company's depositors are residents in its primary market areas, although there has been growth in deposits from outside the primary areas resulting from Intervest National Bank's deposit-gathering activities through its Web Site on the Internet: www.intervestnatbank.com. The Company does not accept brokered deposits.

The following table shows the distribution of deposit accounts by type:

                                                         At December 31, 1999            At December 31, 1998
             ($ in thousands)                           Amount    % of Total            Amount      %  of Total
             --------------------------------- ---------------- --------------- --------------- ----------------
             Demand deposits                           $ 4,347       2.1%              $ 3,027          1.8%
             NOW deposits                                6,636       3.2                 7,955          4.7
             Money market deposits                      54,302      26.2                33,629         19.7
             Savings deposits                           19,089       9.2                26,823         15.7
             Certificates of deposit                   122,794      59.3                99,033         58.1
             --------------------------------- ---------------- --------------- --------------- ----------------
             Total deposit accounts (1)               $207,168     100.0%             $170,467        100.0%
             --------------------------------- ---------------- --------------- --------------- ----------------

(1)      Includes  individual   retirement  accounts  totaling  $11,483,000  and
         $7,986,000 at December 31, 1999 and 1998, respectively, almost all of which are in the form of certificates of deposit.

The following table presents certificates of deposits by maturity for the periods indicated:

                                                               At December 31, 1999       At December 31, 1998
                                                               --------------------       --------------------
                                                                            Wtd-Avg                    Wtd-Avg
                        ($ in thousands)                     Amount     Stated Rate      Amount    Stated Rate
                        ----------------------------- -------------- --------------- ----------- --------------
                        Within one year                     $75,815         5.56%       $55,130          5.36%
                        Over one to two years                18,992         5.77         17,052          5.90
                        Over two to three years              12,148         6.03         10,153          6.00
                        Over three to four years              5,288         5.84         10,576          6.06
                        Over four years                      10,551         6.32          6,122          5.85
                        ----------------------------- -------------- --------------- ----------- --------------
                                                           $122,794         5.72%       $99,033          5.62%
                        ----------------------------- -------------- --------------- ----------- --------------

The following table shows the maturities of certificates of deposit in denominations of $100,000 or more:

                                                                                  At December 31,
                                                                                  ---------------
                       ($ in thousands)                                          1999          1998
                       --------------------------------------------------- ------------- -------------
                       Due within three months or less                           $3,276        $1,800
                       Due over three months to six months                        2,337         1,757
                       Due over six months to one year                            6,974         3,796
                       Due over one year                                          5,653         3,609
                       --------------------------------------------------- ------------- -------------
                                                                                $18,240       $10,962
                       --------------------------------------------------- ------------- -------------
                       As a percentage of total deposits                            8.8%          6.4%
                       --------------------------------------------------- ------------- -------------

The following table shows net deposit flows:

                                                                       For the Year Ended December 31,
                                                                       -------------------------------
                        ($ in thousands)                                        1999           1998
                        ---------------------------------------- -------------------- ----------------
                        Net increase before interest credited                $27,989          $31,323
                        Net interest credited                                  8,712            7,977
                        ---------------------------------------- -------------------- ----------------
                        Net deposit increase                                 $36,701          $39,300
                        ---------------------------------------- -------------------- ----------------

Federal Funds Purchased

From time to time, the Banks purchase Federal funds to manage liquidity needs. At December 31, 1999, $6,955,000 of Federal funds purchased were outstanding.

Convertible Debentures

In June 1998, the Holding Company sold $7,000,000 of Convertible Subordinated Debentures (the "Debentures") in a public offering. The proceeds from the sale, net of underwriting discounts, commissions and other fees, amounted to approximately $6,500,000. The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008, unless previously redeemed by the Holding Company, into shares of Class A common stock of the Holding Company at various conversion prices. The Holding Company also has the option at any time to call all or any part of the Debentures for payment and redeem the same at any time prior to maturity thereof. During 1999, Debentures in the aggregate principal amount of $70,000 plus accrued interest were converted into shares of Class A common stock at the election of the Debenture holders.

Interest on the Debentures accrues and compounds each calendar quarter at 8% and is payable at the maturity whether by acceleration, redemption or otherwise. Any debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly. For a further discussion of conversion prices and redemption premiums, see note 7 to the consolidated financial statements.

All Other Liabilities

The following table shows the composition of all other liabilities:

                                                                              At December 31,
                                                                              ---------------
                         ($ in thousands)                                   1999            1998
                         ------------------------------------------- -------------- ---------------
                         Accrued interest payable on debentures              $ 892           $ 299
                         Accrued interest payable on deposits                  461             386
                         Mortgage escrow funds payable                       1,521             870
                         Official checks outstanding                         1,821           1,572
                         All other                                             617             384
                         ------------------------------------------- -------------- ---------------
                                                                            $5,312          $3,511
                         ------------------------------------------- -------------- ---------------

All other liabilities increased primarily due to: an increase in accrued interest payable on the Debentures (see page 26 for additional discussion); an increase in official checks outstanding; and an increase in mortgage escrow funds payable.

Mortgage escrow funds payable represent advance payments made by borrowers for property taxes and insurance that are remitted by the Company to third parties. The increase reflects the timing of payments to taxing authorities as well as the growth in the loan portfolio.

Stockholders' Equity

Stockholders' equity increased due to net earnings of $1,195,000 and the issuance of 102,364 shares of common stock, which resulted, net of issuance costs, in a $699,000 aggregate increase in stockholders' equity. The shares were issued as follows: 7,554 shares of Class A common stock upon the conversion of convertible debentures; 89,300 shares of Class A common stock upon the exercise of Class A warrants, 510 shares of Class A common stock in exchange for the shares of minority shareholders of Intervest Bank, and 5,000 shares of Class B common stock upon the exercise of Class B stock warrants.

                         Asset and Liability Management

The Company's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while adjusting the Company's asset/liability structure to maximize the net yield on that structure. The Company relies primarily on its asset-liability strategy to control interest rate risk. This strategy is overseen in part through the direction of the Asset and Liability Committee ("ALCO") of the Board of Directors of each Bank, which establishes policies and monitors results to control interest rate sensitivity. ALCO examines the extent to which assets and liabilities are "interest-rate sensitive" and monitors the interest-rate sensitivity "gap." An asset or liability is normally considered to be interest-rate sensitive if it will reprice or mature within one year or less. The interest-rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within a one year time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. Conversely, a gap is considered negative when the opposite is true.

During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal. A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates due to the following reasons. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates. In addition, certain assets, such as adjustable-rate mortgage loans, may have features generally referred to as "interest rate caps," which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, asset prepayment and early deposit withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase, and the behavior of depositors may be different than those assumed in the gap analysis.

For purposes of creating the gap analysis on page 29, deposits with no stated maturities are treated as readily accessible accounts. Given this assumption, the Company's negative one-year interest rate sensitivity gap was 29.7% at December 31, 1999 and 36.7% at December 31, 1998. However, if those deposits were treated differently in the gap analysis, then the interest-rate sensitivity gap would be lower. The behavior of core depositors may not necessarily result in the immediate withdrawal of funds in the event deposit rates offered by the Company did not change as quickly and uniformly as changes in general market rates. For example, if only 25% of deposits with no stated maturity were assumed to be readily accessible, the Company's negative one-year gap would have been 5.5% at year-end 1999, compared to 11.1% at year-end 1998.

The Company has a "floor," or minimum rate, on many of its floating-rate loans. The floor for each specific loan is determined in relation to the prevailing market rates on the date of origination and most adjust upwards in the event of increases in the loan's interest rate. Notwithstanding the aforementioned, there can be no assurances that a sudden and substantial increase in interest rates may not adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

The  following   table   summarizes   information   relating  to  the  Company's
interest-earning assets and interest-bearing liabilities as of December 31, 1999, that are scheduled to mature or reprice within the periods shown.

                                                      0-3           4-12       Over 1-4         Over 4
        ($ in thousands)                             Months        Months        Years          Years         Total
    ----------------------------------------      ------------  ------------ -----------    ------------- -------------
        Loans (1)                                 $  20,733      $ 56,173     $ 60,627       $13,030     $150,563
        Securities (2)                                3,988         3,919       44,015        31,210       83,132
        Federal funds sold                            3,900             -            -             -        3,900
        Short-term investments                          291             -            -             -          291
        Federal Reserve Bank stock                       -              -            -           508          508
        Interest-bearing deposits                       100             -            -             -          100
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------
        Total rate-sensitive assets               $  29,012      $ 60,092     $104,642       $44,748     $238,494
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------

        Deposit accounts (3):
          Checking (NOW) deposits                 $   6,636      $      -     $      -       $     -     $  6,636
          Savings deposits                           19,089             -            -             -       19,089
          Money market deposits                      54,302             -            -             -       54,302
          Certificates of deposit                    19,832        55,983       36,428        10,551      122,794
                                                 ------------ ------------- ------------- ------------- -------------
          Total deposits                             99,859        55,983       36,428        10,551      202,821
        Federal funds purchased                       6,955             -            -             -        6,955
        Convertible subordinated debentures               -             -            -         6,930        6,930
        Accrued interest on debentures                    -             -          892             -          892
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------
        Total rate-sensitive liabilities          $ 106,814      $ 55,983     $ 37,320       $17,481     $217,598
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------
        GAP (repricing differences)               $ (77,802)     $  4,109     $ 67,322       $27,267     $ 20,896
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------
        Cumulative GAP                            $ (77,802)     $(73,693)    $ (6,371)      $20,896     $ 20,896
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------
        Cumulative GAP to total assets                -31.4%        -29.7%        -2.6%          8.4%         8.4%
        ---------------------------------------- ------------ ------------- ------------- ------------- -------------

                                       26


         Assumptions used in preparing the table above:

         (1) Adjustable-rate loans are included in the period in which their interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayments, according to their contractual maturities; (2) securities are scheduled according to their contractual maturity dates, which does not take into consideration the effects of possible prepayments that may result from the issuer's right to call a security before its contractual maturity date; (3) money market, NOW and savings deposits are regarded as ready accessible withdrawable accounts; and certificates of deposit are scheduled through their maturity dates.

                         Liquidity and Capital Resources

The Company manages its liquidity position on a daily basis to assure that funds are available to meet operations, loan and investment funding commitments, deposit withdrawals and the repayment of borrowed funds. The Company's primary sources of funds consist of: retail deposits obtained through the Bank branch offices and through the mail; amortization, satisfactions and repayments of loans; the maturities and calls of securities; and cash provided by operating activities. For additional information concerning the cash flows from the Company's operating, investing and financing activities, see the consolidated statements of cash flows included in the financial statements.

At December 31, 1999, the Company's total commitment to lend aggregated $27,921,000. Based on its cash flow projections, the Company believes that it can fund all of its outstanding lending commitments from the aforementioned sources of funds.

Intervest Bank has agreements with correspondent banks whereby it may borrow up to $8,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at December 31, 1999 or 1998.

The Banks are subject to various regulatory capital requirements administered by the Federal banking agencies. The FDIC Improvement Act of 1991, among other matters, established five capital categories ranging from well capitalized to critically undercapitalized. Such classifications are used by the FDIC and other bank regulatory agencies to determine various matters, including prompt corrective action and each institution's FDIC deposit insurance premium assessments. The capital categories involve quantitative measures of a bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements.

The Banks are required to maintain, for regulatory compliance and reporting purposes, regulatory defined minimum leverage and Tier 1 and total risk-based capital ratio levels of at least 4%, 4% and 8%, respectively. At December 31, 1999, management believes that the Banks met their capital adequacy requirements. The Banks are well-capitalized institutions as defined in the regulations, which require minimum Tier 1 leverage and Tier 1 and total risk-based ratios of 5%, 6% and 10%, respectively. Management believes that there are no current conditions or events outstanding which would change the Banks' designations as well-capitalized institutions.

Information regarding the Banks' regulatory capital and related ratios is summarized below:

                                                                      Intervest Bank               Intervest National Bank
                                                                      At December 31,                  At December 31,
                                                                      ---------------                  ---------------
($ in thousands)                                                   1999             1998            1999             1998
------------------------------------------------------------ --------------- ---------------- --------------- ----------------
Tier 1 Capital:
   Common stockholders' equity                                  $  12,746       $  11,104          $  8,493            -
   Less disallowed portion of deferred tax asset                     (570)           (412)             (213)           -
------------------------------------------------------------ --------------- ---------------- --------------- ----------------
Total Tier 1 capital                                               12,176          10,692             8,280            -
------------------------------------------------------------ --------------- ---------------- --------------- ----------------
Tier 2 Capital:
   Allowable portion of allowance for loan loss reserves            1,561           1,354               444            -
------------------------------------------------------------ --------------- ---------------- --------------- ----------------
Total risk-based capital                                        $  13,737       $  12,046          $  8,724            -
------------------------------------------------------------ --------------- ---------------- --------------- ----------------
Net risk-weighted assets                                        $ 124,389       $ 108,050          $ 45,860            -
Average assets for regulatory purposes                          $ 189,069       $ 177,148          $ 50,838            -
Tier 1 capital to average regulatory assets                          6.44%           6.04%            16.29%           -
Tier 1 capital to risk-weighted assets                               9.79%           9.90%            18.06%           -
Total capital to risk-weighted assets                               11.04%          11.15%            19.02%           -
------------------------------------------------------------ --------------- ---------------- --------------- ----------------

                        Recent Accounting Pronouncements

Refer to note 1 to the notes to the consolidated financial statements for a discussion of this topic as well as page 18 for a discussion of the new accounting principle related to start-up costs.

                     Impact of Inflation and Changing Prices

The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

                                   Market Risk

Market risk is the risk of loss that can occur from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit gathering activities. To that end, management actively monitors and manages its interest rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on-and off-balance sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of December 31, 1999 and 1998, which reflect changes in market prices and rates, can be found in Note 19 of the notes to consolidated financial statements.

The Company's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while adjusting the Company's asset/liability structure to maximize the net yield on that structure. The Company relies primarily on its asset-liability strategy to control interest rate risk. This strategy is overseen in part through the direction of the Asset and Liability Committees of the Board of Directors of each Bank, which establishes policies and monitors results to control interest rate sensitivity. For a further discussion, of asset and liability management, see page 28.

                                 Year 2000 Issue

The Year 2000 issue is the result of computer programs that were written using two digits rather than four digits to define the applicable year. As a result, such programs may recognize a date using "00" as the year 1900 instead of the year 2000, which could result in system failures or miscalculations. Prior to January 1, 2000, the Company had completed all upgrades necessary to ensure that its operating and financial systems were Year 2000 compliant. The Company has not determined what effect, if any, the Year 2000 issue has had on its customers and vendors. To date, the Company has not experienced any problems as a result of the Year 2000 issue. Expenses incurred by the Company related to the Year 2000 issue have not been material.

                                    BUSINESS

General

Private Securities Litigation Reform Act Safe Harbor Statement

The Company is making this statement in order to satisfy the "Safe Harbor" provision contained in the Private Securities Litigation Reform Act of 1995. The statements contained in this report on Form 10-KSB that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those matters expressed in or implied by forward-looking statements. The following factors are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions, the development of an interest rate environment that may adversely affect the Company's interest rate spread, other income or cash flow anticipated from the Company's operations, investment and lending activities; and changes in laws and regulations affecting banks and bank holding companies.

Intervest Bancshares Corporation

Intervest Bancshares Corporation is a registered bank holding company (the "Holding Company") incorporated in 1993 under the laws of the State of Delaware. Its principal office is located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020, and its telephone number is 212-218-2800. The Holding Company's Class A common stock was approved for listing on the NASDAQ SmallCap Market (Symbol: IBCA) in November 1997. Prior to then, there had been no established trading market for the securities of the Holding Company. At December 31, 1999, the Holding Company owned 100% of the outstanding capital stock of Intervest Bank and Intervest National Bank. Hereafter, the Holding Company and Intervest Bank and Intervest National Bank are referred to collectively as the "Company," on a consolidated basis. Intervest Bank and Intervest National Bank may be referred to collectively as the "Banks."

At December 31, 1999, the Company had total assets of $247,829,000, deposits of $207,168,000, convertible debentures of $6,930,000, and stockholders' equity of $21,464,000. At December 31, 1998, the Company had total assets of $200,522,000, deposits of $170,467,000, convertible debentures of $7,000,000 and stockholders' equity of $19,544,000.

The Holding Company's primary business is the operation of the Banks. It does not engage in any other substantial business activities other than a limited amount of real estate mortgage lending. In 1998, the Holding Company also sold convertible subordinated debentures in the aggregate principal amount of $7,000,000 for working capital purposes.

Intervest Bank and Intervest National Bank

Intervest Bank is a Florida state-chartered commercial bank that provides a wide range of banking services to small and middle-market businesses and individuals through its banking offices located in Pinellas County, Florida. The principal executive offices of Intervest Bank are located at 625 Court Street, Clearwater, Florida 33756. In addition, Intervest Bank has four branches; three in Clearwater, Florida and one in South Pasadena, Florida.

At December 31, 1999, Intervest Bank had total assets of $189,477,000, deposits of $166,969,000, and stockholders' equity of $12,746,000, compared to total assets of $184,460,000, deposits of $170,467,000 and stockholders' equity of $11,104,000, at December 31, 1998.

Intervest National Bank is a nationally chartered commercial bank that opened for business on April 1, 1999. It is located at One Rockefeller Plaza in New York City and provides full commercial banking services, including Internet banking through its Web Site: www.intervestnatbank.com. At December 31, 1999, Intervest National Bank had total assets of $57,562,000, deposits of $47,475,000 and stockholder's equity of $8,493,000

The Holding Company and Intervest Bank are subject to examination and regulation by the Federal Reserve Board (the "FRB") and the Banks' deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. Intervest Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance, while Intervest National Bank is subject to the supervision and regulation of the Office of the Comptroller of the Currency (the "OCC").

The Banks conduct a personalized commercial and consumer banking business, which consists of attracting deposits from the areas served by their banking offices. Intervest National Bank also uses the Internet for attracting its deposits, which can attract deposit customers from within as well as outside its primary market area. The deposits, together with funds derived from other sources, are used to originate a variety of real estate, commercial and consumer loans and to purchase investment securities. The Banks' emphasize multifamily and commercial residential real estate lending. Commercial loans include both collateralized and uncollateralized loans for: working capital (including inventory, receivables and business expansion); real estate acquisitions and improvements; and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for financing automobiles, boats, home improvements and personal investments.

As is the case with banking institutions generally, the Banks' operations are significantly influenced by general economic conditions and by related monetary and fiscal policies of banking regulatory agencies, including the FRB, FDIC, OCC and Florida Department of Banking and Finance. Deposit flows and the rates paid thereon are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Banks face strong competition in the attraction of deposits and in the origination of loans.

The revenues of the Banks are primarily derived from interest on, and fees received in connection with, loans and from interest and dividends from securities and other short-term investments. The principal sources of funds for the Banks' lending activities are deposits, repayment of loans, maturities and calls of securities and cash flow generated from operating activities. The Banks' principal expenses are interest paid on deposits and operating and general and administrative expenses.

Merger

In late 1999, Intervest Bancshares Corporation announced that it had agreed to acquire Intervest Corporation of New York, a company with assets of approximately $99,000,000, consisting of a portfolio of mortgages on improved real property and short-term investments, primarily certificates of deposit and U.S. government agency notes. The combined total assets of the two entities if they had merged at December 31, 1999 would have been approximately $340,000,000.

The two entities are related in that the same persons serve on their boards and the holders of all of the shares of Intervest Corporation of New York also own approximately 48% of the voting shares of Intervest Bancshares Corporation. The merger was approved by both Boards of Directors, the shareholders of both the Company and Intervest Corporation of New York, and the Federal Reserve Bank of Atlanta. In the merger, Intervest Corporation of New York shareholders received an aggregate of 1,250,000 shares of the Company's Class A common stock in exchange for all of Intervest Corporation of New York's capital stock. The merger became effective in March 2000 and will be accounted for at historical cost similar to the pooling-of-interests method of accounting.

Market Area

Intervest Bank's facilities are located in Pinellas County, which is its primary market area and is the most populous county in the Tampa Bay area of Florida, with an estimated resident population of over 800,000 people. The area has many more seasonal residents. The Tampa Bay area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County). Intervest Bank's deposit gathering and lending markets are concentrated in the communities surrounding its offices in Clearwater and South Pasadena, Florida. Management believes that its offices are located in an area serving small and mid-sized businesses and serving middle and upper income residential communities.

Intervest National Bank's facilities are located in Rockefeller Center in New York City and its primary deposit gathering and lending market area is the New York City metropolitan region, and Manhattan in particular. Its deposit gathering market also includes its Web Site on the Internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside the Bank's primary market area. The New York City metropolitan area economy during the last three years has shown increased growth as evidenced by local employment growth statistics. Improvement can also be seen in the local real estate market as reflected in increased existing home sales and real estate values during the past few years.

The Holding Company's direct lending activities are concentrated in the New York City metropolitan region. It also considers Connecticut, Florida, New Jersey, Pennsylvania and Washington D.C. as its primary lending market.

Competition

The deregulation of the banking industry and the widespread enactment of state laws that permit multi-bank holding companies, as well as an increasing level of interstate banking, have created a highly competitive environment for commercial banking. In one or more aspects of their business, the Banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer services that the Banks do not currently provide. In addition, many of the Banks' non-bank competitors are not subject to the same extensive Federal regulations that govern bank holding companies and Federally insured banks.

Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities and, in the case of loans to commercial borrowers, relative lending limits. Management believes that a community bank is better positioned to establish personalized banking relationships with both commercial customers and individual households. The Banks' community commitment and involvement in their primary market areas, as well as their commitment to quality and personalized banking services are factors that contribute to each Bank's competitiveness. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and their needs. Consequently, management believes that the Banks can compete successfully in their primary market areas by making prudent lending decisions quickly and more efficiently than their competitors, without compromising asset quality or profitability, although no assurances can be given that such factors will assure success. In addition, management believes a personalized service approach enables the Banks to attract and retain core deposits.

Asset Quality

Management seeks to maintain a high level of asset quality. The Banks seek to maintain diversification when considering investments in securities and the originations of loans. In originating loans, emphasis is placed on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. Lending activities are conducted pursuant to written policies and defined lending limits. Depending on their type and size, certain loans must be reviewed and approved by a Loan Committee comprised of certain members of the Board of Directors prior to being originated. As part of its loan portfolio management strategy, the Banks typically limit their loans to a maximum of 80% of the value of the underlying real estate as determined by an appraisal. In addition, physical inspections of properties being considered for mortgage loans are made as part of the approval process.

Each Bank's Loan Committee concentrates its efforts and resources, as well as their senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral. Each Bank also has in place a review process with the objective of quickly identifying, evaluating and initiating necessary corrective actions for any problem loans. The goal of this loan review process is to address any classified loans as early as possible.

Management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards. Management believes that its policies and procedures reduce the Company's exposure to the risks associated with a downturn in real estate values. However, there can be no assurance that a downturn in real estate values, as well as other economic factors, would not have an adverse impact on the Company's profitability.

At December 31, 1999 and 1998, the Company did not have any nonperforming assets or impaired loans.

Lending Activities

The Company's lending activities include real estate loans and commercial and consumer loans. Real estate loans include primarily the origination of loans for commercial and multifamily properties. While the Company's lending activities include single-family residential mortgages, such lending has not been emphasized. Commercial loans are originated for working capital funding. Consumer loans include those for the purchase of automobiles, boats, home improvements and investments.

At December 31, 1999, the Company's loan portfolio amounted to $149,647,000, compared to $98,221,000 at December 31, 1998. At December 31, 1999 and 1998, the loan portfolio consisted predominantly of real estate mortgage loans.

Real Estate Mortgage Lending

The Company offers real estate loans secured by commercial and residential real estate. A substantial portion of the Company's loan portfolio is comprised of loans secured by commercial and multifamily real estate, including apartment buildings, office buildings and retail shopping centers. The properties are located mostly in the Company's primary market areas.

Commercial and multifamily mortgage lending generally involves greater risk than 1-4 family residential lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income producing properties is typically dependent upon the successful operation of the underlying real estate.

The Company's underwriting procedures require mortgage title insurance, hazard insurance and an appraisal of the property securing the loan to determine the property's adequacy as security. Loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on new loans originated by the Company typically do not exceed 80%.

New mortgage loans on commercial real estate and multifamily properties are normally originated for terms of no more than 20 years with interest rates that are predominantly variable rate, based on the prime rate. Additionally, many loans have an interest rate floor which resets upward along with any increase in the loan's interest rate. This feature reduces the loan's interest rate exposure to periods of declining interest rates.

Commercial Lending

The Banks offer a variety of commercial loan services including term loans, lines of credit and equipment financing. Short-to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital needs (including those secured by inventory, receivables and other assets), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure. The Banks' commercial loans primarily are underwritten in each Bank's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Banks take as collateral a lien on any available real estate, equipment, or other assets. Working capital loans are primarily collateralized by short-term assets, whereas term loans are primarily collateralized by longer-term assets. Intervest National Bank did not originate any commercial loans in 1999.

Unlike 1-4 family residential mortgage loans, (which generally are made on the basis of the borrower's ability to make repayment from their employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable) commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of their business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Consumer Lending

Consumer loans offered by the Banks include those for: the purchase of automobiles, recreation vehicles and boats; second mortgages; home improvements; home equity lines of credit; and personal loans (both collateralized and uncollateralized). Consumer loans typically have a short term and carry higher interest rates than that charged on other types of loans. In addition, consumer loans pose additional risks of collectability when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Banks are required to rely on the borrower's ability to repay the loan from personal income sources, since the collateral may be of reduced value at the time of collection. Intervest National Bank did not originate any consumer loans in 1999.

Loan Solicitation and Processing

Loan originations are derived from: direct solicitation by the Company's officers; existing customers and borrowers; advertising; walk-in customers; and referrals from brokers. Upon receipt of a loan application from a prospective borrower, a credit report and other verifications are obtained to substantiate specific information relating to the applicant's employment income and credit standing. An appraisal, where required, of any real estate intended to collateralize the proposed loan is undertaken by an appraiser approved by the Company. In addition, physical inspections of properties being considered for mortgage loans are made as part of the approval process.

Investment Activities

The Banks' investment policies and strategies are reviewed and approved by their respective Board of Directors and Investment Committees. The Banks have historically only purchased securities that are issued directly by the U.S. government or one of its agencies. Accordingly, the Banks' investments in securities carry a significantly lower credit risk than their loan portfolios. To manage interest rate risk, the Banks normally purchase securities that have adjustable rates or securities with fixed rates that have short- to intermediate-maturity terms. Securities held to maturity totaled $83,132,000 at December 31, 1999, compared to $82,338,000 at December 31, 1998.

From time to time, the Banks may also maintain a securities available-for-sale account to provide flexibility in the management of asset/liability strategies. During 1999 and 1998, there were no securities classified as available for sale. The Company does not engage in trading activities.

The Company also invests in various money-market instruments, including overnight and term Federal funds. These investments are used to invest the Company's available funds resulting from deposit-taking operations and normal cash flow and to help satisfy both internal liquidity needs and regulatory liquidity requirements.

Deposit Activities

The Banks' primary sources of funds consist of: retail deposits obtained through their branch offices and through the mail; amortization, satisfactions and repayments of loans; the maturities and calls of securities; and cash provided by operating activities.

Deposits are the major source of the Bank's funds for lending and other investment purposes. The majority of deposit accounts are solicited from individuals, small businesses and professional firms located throughout the Banks' primary market areas through the offering of a broad variety of deposit services. Intervest National Bank's deposit gathering market also includes its Web Site on the Internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside its primary market area. Intervest National Bank advertises its products and services on various Web sites such as Bank Rate Monitor.

Deposit services include: certificates of deposit (including jumbo certificates in denominations of $100,000 or more); individual retirement accounts (IRAs); other time deposits; checking and other demand deposit accounts; negotiable order of withdrawal (NOW) accounts, savings accounts and money-market accounts. Transaction accounts and certificates of deposit accounts are tailored to the principal market area of each Bank at rates competitive to those in each area. In addition, the determination of rates and terms also considers the Banks' liquidity requirements, growth goals, capital levels and Federal regulations. Maturity terms, service fees and withdrawal penalties on deposit products are reviewed and established by the Banks on a periodic basis. The Banks also offer ATM services with access to local, state and national networks, wire transfers, direct deposit of payroll and social security checks and automated drafts for various accounts. In addition, Intervest Bank offers safe deposit boxes to its customers, while Intervest National Bank provides internet banking services. The Banks periodically review the scope of the banking products and services they offer in order to determine whether to add to or modify them, consistent with market opportunities and available resources. At December 31, 1999, deposit liabilities totaled $207,168,000, compared to $170,467,000 at December 31, 1998.

Other Sources of Funds

From time to time, the Banks purchase Federal funds to manage liquidity needs. At December 31, 1999, $6,955,000 of overnight Federal funds purchased were outstanding. Intervest Bank has agreements with correspondent banks whereby it may borrow up to $8,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at December 31, 1999 or 1998. In June 1998, the Holding Company sold $7,000,000 of convertible subordinated debentures for net proceeds of approximately $6,500,000. The funds were used to fund the initial capital of Intervest National Bank. For a further discussion of the debentures, see page 26.

Employees

At December 31, 1999, the Company employed 36 full-time employees and 4 part-time employees. The employees are not covered by a collective bargaining agreement and the Company believes its employee relations are good.

Federal and State Taxation

The Holding Company and the Banks file a consolidated Federal income tax return on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Banks and bank holding companies are subject to Federal and state income taxes in the same manner as other corporations. In accordance with an income tax sharing agreement, income tax charges or credits are, for financial reporting purposes, allocated to the Holding Company and its subsidiaries on the basis of their respective taxable income or taxable loss included in the consolidated income tax return.

Although the Banks' income tax liability is determined under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions. The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions. Based on the asset size of the bank, a bank is permitted to maintain a bad debt reserve calculated on an experience method, based on chargeoffs and recoveries for the current and preceding five years, or a "grandfathered" base year reserve, if larger.

The Holding Company files state income tax returns in New Jersey and a franchise tax return in Delaware. The Holding Company and Intervest National Bank file consolidated state and city income tax returns in New York. Intervest Bank files a state income tax return in Florida. Florida taxes banks under primarily the same provisions as other corporations. The Holding Company's activities, other than Intervest Bank's operations, are taxable in the State of New York. Generally, New York State and City taxable income is calculated under applicable Code sections with some modifications required by state law.

Investment in Subsidiaries

                                                 At December 31, 1999
                                    -----------------------------------------               Holding Company's Share
($ in thousands)                     % of                             Equity in            of Earnings (Loss) for the
                                    Voting            Total           Underlying           Years Ended December 31,
Subsidiary                          Stock           Investment        Net Assets           1999      1998       1997
---------------------------         -------         ----------        ----------           ----      -----      ----
Intervest Bank                      100%             $12,746           $12,746           $1,642     $1,149     $ 753
Intervest National Bank             100                8,493             8,493             (507)         -         -

There were no dividends paid to the Holding Company by its subsidiaries in 1999, 1998 or 1997.

Supervision and Regulation

Bank holding companies and banks are extensively regulated under both Federal and state laws and regulations that are intended to protect depositors, not stockholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Holding Company and its subsidiaries.

Bank Holding Company Regulation

As a bank holding company  registered under the Bank Holding Company Act of 1956
(BHCA), the Holding Company is subject to the regulation and supervision of the FRB. The Holding Company is required to file with the FRB periodic reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, the Holding Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

As a bank holding company, the Holding Company is required to obtain the prior approval of the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The FRB also considers managerial, capital and other financial factors in acting on acquisition or merger applications. A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in any non-banking activity, unless such activity has been determined by the FRB to be closely related to banking or managing banks. The FRB has identified by regulation various non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the FRB.

It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries. In addition, the Federal regulatory agencies are authorized to prohibit a banking institution or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its banking subsidiaries and to commit resources to their support. Such support may be required at times when, absent this FRB policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

The FRB monitors the capital adequacy of bank holding companies and has adopted risk-based capital adequacy guidelines to evaluate bank holding companies on a consolidated basis. The guidelines require a ratio of "Tier 1" or Core Capital (generally, common stockholders' equity, perpetual noncumulative preferred stock and minority interests in consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items) to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. At December 31, 1999, the Company's consolidated ratio of total capital to risk-weighted assets was 13.18% and its risk-based Tier 1 capital ratio was 11.93%. The FRB also uses a leverage ratio to evaluate the capital adequacy of bank holding companies. The leverage ratio applicable to the Holding Company requires a ratio of Tier 1 capital to adjusted total average assets of not less than 3%, although most organizations are expected to maintain leverage ratios that are 100-200 basis points above this minimum ratio. The Holding Company's leverage ratio at December 31, 1999, was 8.46%.

The Federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the FRB provide that concentration of credit risk and certain risk arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

The FRB and the other Federal banking agencies have adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agency's determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

Bank Regulation

Intervest Bank is a state-chartered banking corporation subject to the supervision of and examination by the FRB, the Florida Department of Banking and Finance and the FDIC. Intervest National Bank, as a national banking association, is subject to primary supervision, examination and regulation by the OCC, as well as the FRB and FDIC. These regulators have the power to: enjoin "unsafe or unsound practices;" require affirmative action to correct any conditions resulting from any violation or practice; issue an administrative order that can be judicially enforced; direct an increase in capital; restrict the growth of a bank; assess civil monetary penalties; and remove officers and directors.

The operations of the Banks are subject to numerous statutes and regulations. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of the Banks' operations. Various consumer laws and regulations also affect the operations of the Banks, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, and fair credit reporting.

The Banks are subject to Sections 23A and 23B of the Federal Reserve Act, which governs certain transactions, such as loans, extensions of credit, investments and purchases of assets between member banks and their affiliates, including their parent holding companies. These restrictions limit the transfer of funds to the Holding Company, as defined in the statute, in the form of loans, extensions of credit, investment or purchases of assets ("Transfers"), and they require that the Banks' transactions with the Holding Company be on terms no less favorable to the Banks than comparable transaction between the Banks and unrelated third parties. Transfers by the Banks to the Holding Company are limited in amount to 10% of each Bank's capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of each Bank's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. These regulations and restrictions may limit the Holding Company's ability to obtain funds from the Banks for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses.

The Banks are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Banks may not generally require a customer to obtain other services from the Banks or the Holding Company, and may not require the customer to promise not to obtain other services from a competitor as a condition to an extension of credit. The Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. The Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the Banks or any officer, director, employee, agent or other person participating in the conduct of the affairs of the Banks or the imposition of a cease and desist order.

Applicable law provides the Federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of those powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." The Federal banking agencies have issued uniform regulations defining such capital levels. Under the regulations, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater,
(ii) a Tier 1 risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMELS rating of 1). A bank is considered (a) "undercapitalized " if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier 1 risk-based capitalized ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMELS rating of 1); (b) "significantly undercapitalized" if a bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier 1 risk-based Capital ratio of less than 3% or
(iii) a leverage ratio of less than 3%, and (c) "critically undercapitalized" if a bank has a ratio of tangible equity to total assets equal to or less than 2%. At December 31, 1999 and 1998, each Bank met the definition of a well-capitalized institution.

The deposits of the Banks are insured by the FDIC through the Bank Insurance Fund (the "BIF") to the extent provided by law. Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between zero and $0.27 per $100 of eligible deposits, depending upon the institutions capital position and other supervisory factors. Congress has enacted legislation that, among other things, provides for assessments against BIF insured institutions that will be used to pay certain financing corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payments for the FICO obligations equal to an estimated $0.024 per $100 of eligible deposits each year.

Regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law") place limitations on the ability of certain insured depository institutions to accept, renew or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other depository institutions having the same type of charter in such depository institutions normal market area. Under these regulations, well-capitalized institutions may accept, renew or rollover such deposits without restriction, while adequately capitalized institutions may accept, renew or rollover such deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates). Undercapitalized institutions may not accept, renew or rollover such deposits.

Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of Default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. The Federal Community Reinvestment Act of 1977 ("CRA"), among other things, allows regulators to withhold approval of an acquisition or the establishment of a branch unless the applicant has performed satisfactorily under the CRA. Satisfactory performance means adequately meeting the credit needs of the communities the institution serves, including low and moderate income areas. The applicable Federal regulators now regularly conduct CRA examinations to assess the performance of financial institutions. Intervest Bank has received a "satisfactory" rating in its most recent CRA examination. Intervest National Bank will be initially examined for CRA compliance in 2000. The Federal regulators have adopted regulations and examination procedures promoting the safety and soundness of individual institutions by specifically addressing, among other things: (i) internal controls; information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth; (vi) ratio of classified assets to capital;
(vii) minimum earnings; and (viii) compensation and benefits standards for management officials.

The FRB, OCC and other Federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, and impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Holding Company or its banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially civil monetary penalties. In addition, the Florida Department of Banking and Finance possesses certain enumerated enforcement powers to address violations of the Florida State Law by state-chartered banks and to preserve safety and soundness, including, in the most severe cases, the authority to take possession of a state bank.

Interstate Banking and Other Recent Legislation

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, enacted in 1994, facilitates the interstate expansion and consolidation of banking organizations by permitting bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state. The Act also permits interstate mergers of banks, with some limitations and the establishment of new branches on an interstate basis provided that such action is authorized by the law of the host state. The Gramm-Leach-Bliley Act was signed by the President on November 12, 1999. This new legislation will permit banks, securities firms and insurance companies to affiliate under a common holding company structure. In addition to allowing new forms of financial services combinations, this Act clarifies how financial services conglomerates will be regulated by the different federal and state regulators. Additional legislative and regulatory proposals have been made and others can be expected. These include proposals designed to improve the overall the financial stability of the United States Banking System, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens and baking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.

Monetary Policy and Economic Control

The commercial banking business in which the Company engages is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member banks' deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The monetary policies of these agencies are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Company cannot be predicted.

Description of Properties

The office of the Holding Company is located in leased premises at 10 Rockefeller Plaza, New York, N.Y, 10020. Intervest Bank maintains its principal office at 625 Court Street, Clearwater, Florida, 33756. In addition, Intervest Bank operates four branch offices; three of which are in Clearwater, Florida, at 1875 Belcher Road North, 2175 Nursery Road and 2575 Ulmerton Road, and one is at 6750 Gulfport Blvd, South Pasadena, Florida. With the exception of the Belcher Road office, which is leased through June 2007, all of the offices of Intervest Bank are owned by Intervest Bank. The office at 625 Court Street consists of a two-story building containing approximately 22,000 sq. ft. Intervest Bank occupies the ground floor (approximately 8,500 sq. ft.) and leases the 2nd floor to a single commercial tenant. The branch office at 1875 Belcher Road is a two-story building in which Intervest Bank leases approximately 5,100 sq. ft. on the ground floor. The branch office at 2175 Nursery Road is a one-story building containing approximately 2,700 sq. ft., which is entirely occupied by Intervest Bank. The branch office at 2575 Ulmerton Road is a three-story building containing approximately 17,000 sq. ft. Intervest Bank occupies the ground floor (approximately 2,500 sq. ft.) and leases the upper floors to commercial tenants. The branch office at 6750 Gulfport Blvd. is a one-story building containing approximately 2,800 sq. ft., which is entirely occupied by Intervest Bank. In addition, each of Intervest Bank's offices include drive-through teller facilities.

Intervest National Bank's office is located on the third floor of One Rockefeller Plaza in New York City, N.Y. The office consists of approximately 7,000 sq. ft. and has been leased through May 2008.

Legal Proceedings

The Company is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing real property loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

                                   MANAGEMENT

Directors and Executive Officers of the Company

The directors and executive officers of the Company, their ages and positions with the Company are as set forth below.

         Michael A. Callen, age 59, serves as a Director of the Company, and has served in such capacity since May, 1994. Mr Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is President of Avalon Argus Associates, a financial consulting firm. Mr. Callen had been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia for approximately five years and was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. Mr. Callen is also a Director of Intervest National Bank and Intervest Corporation of New York, and also serves as a director of AMBAC, Inc.

         Milton F. Gidge, age 70, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Gidge received a Bachelor of Business Administration degree in Accounting from Adelphi University and a Masters Degree in Banking and Finance from New York University. Mr. Gidge retired in 1994 and, prior to his retirement, was a Director and Chairman-Credit Policy of Lincoln Savings Bank, F.S.B. (headquartered in New York City). He is also a Director of Intervest National Bank, Intervest Corporation of New York, Interboro Mutual Indemnity Insurance Company and Vicon Industries, Inc. Mr. Gidge was an officer of Lincoln Savings Bank, F.S.B. for more than five years.

         Wayne F. Holly, age 43, serves as a Director of the Company and has served in such capacity since June, 1999. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is President of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in
Rochester, New York and Canandaigua, New York, and is also a Director of Intervest National Bank and Intervest Corporation of New York. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

         Lawrence G. Bergman, age 55, serves as a Director, and as Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a director of Intervest National Bank, Co-Chairman of the Board and a member of the Loan Committee of Intervest Bank, and a Director, Vice-President and Secretary of Intervest Corporation of New York. During the past five years Mr. Bergman has been actively involved in the ownership and operation of real estate and mortgage investments.

         Jerome Dansker, age 81, serves as Chairman of the Board of Directors and Executive Vice President of the Company. He has served as Executive Vice President since 1994 and as Chairman of the Board since 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is also Chairman of the Board of Intervest National Bank, a Director and Chairman of the Loan Committee of Intervest Bank, and Chairman of the Board of Directors and Executive Vice President of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

         Lowell S. Dansker, age 49, serves as a Director, President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also a Director and Chief Executive Officer of Intervest National Bank, Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank and a Director, President and Treasurer of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

         Edward J. Merz, age 68, serves as a Director of the Company and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from City College of New York and is a graduate of the Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of the Suffolk County National Bank of Riverhead and of its parent, Suffolk Bancorp, and has been an officer and director of those companies for more than five years. He is also a director of Intervest National Bank and Intervest Corporation of New York.

         Lawton Swan, III, age 57, serves as a director of the Company and has served in that capacity since February, 2000. Mr. Swan received a Bachelor of Science Degree from Florida State University in Business Administration and Insurance. Mr. Swan is President of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978. He is also a director of Intervest National Bank, Intervest Bank and Intervest Corporation of New York.


         Thomas E. Willett, age 52, serves as a Director of the Company, and has served in such capacity since March, 1999. Mr. Willett received a Bachelor of Science Degree from the United States Air Force Academy and a law degree from Cornell University School of Law. Mr. Willett has been a partner of Harris Beach & Wilcox, LLP, a law firm in Rochester, New York, for more than five years and is a director of Intervest National Bank and Intervest Corporation of New York.

         David J. Willmott, age 61, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago and is a Director of Intervest National Bank and Intervest Corporation of New York.

         Wesley T. Wood, age 57, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Wood received a Bachelor of Science degree from New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest National Bank and Intervest Corporation of New York, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York.


Executive Compensation

The following table sets forth information concerning total compensation paid during the last three years to Intervest Bank's chief executive officer. No other officer of the Company or its subsidiaries had annual compensation in excess of $100,000.

                                        SUMMARY COMPENSATION TABLE
                                        --------------------------

                                                    Annual Compensation                      Long-Term Compensation
                           -------------------------------------------------------------     ----------------------
Name and Principal                                                          Other Annual
    Position               Year           Salary            Bonuses         Compensation     Awards(1)        Pay-Outs
    --------               ----           ------            -------         ------------     ---------        --------
Keith A. Olsen,              1999         $125,000          $17,500            ----           ------            ------
  President
                             1998         $125,000          $10,000            ----            5,000            ------

                             1997         $115,000          $10,000            ----           ------            ------
------------------------------

(1) These represent warrants to purchase the number of shares of Class A Common Stock set forth in the table.

Employment Agreement with Keith A. Olsen


Intervest Bank has an employment agreement with Mr. Keith A. Olsen that expires December 31, 2000. The agreement provides for a base annual salary of not less than $125,000 and also provides for the payment of up to two years' severance in certain circumstances upon termination of employment.

Certain Relationships and Related Transactions

         The Company's subsidiary banks had, and expect to have in the future, various loan and other banking transactions in the ordinary course of business with directors and executive officers of the Company and its subsidiaries (or associates of such persons). In the opinion of management, all such transactions: (i) have been or will be made in the ordinary course of business,
(ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons, and (iii) have not and will not involve more than the normal risk of collectability or present other unfavorable features. The total dollar amount of extensions of credit, including unused lines of credit, to directors and executive officers and any of their associates was $3.4 million as of December 31, 1999, which represented approximately 15.8% of total stockholders' equity of the Company.

         The Company, as well as directors of the Company and corporations affiliated with certain directors of the Company, have in the past and may in the future participate in mortgage loans originated by the Company's subsidiary banks. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with the originating bank.

         Intervest  Bank leases office space from a corporation  in which Robert
J. Carroll, Esq., a director of Intervest Bank, is an officer and in which he has an ownership interest. Thomas E. Willett, Esq., a director of the Company, is a partner in the law firm of Harris Beach & Wilcox, LLP, which firm provided legal services to the Company and its subsidiaries during 1999.

         During 1999, the Company agreed to acquire Intervest Corporation of New York. The shareholders of Intervest Corporation of New York included officers and directors of the Company. The merger was approved by the boards of directors of both companies, the shareholders of both companies and the Federal Reserve Bank of Atlanta. In the merger, the Shareholders of Intervest Corporation of New York received an aggregate of 1,250,000 shares of Class A Common Stock of the Company in exchange for all of the shares of stock of Intervest Corporation of New York. Those shares are included in the shares disclosed in the table on page
44. The merger became effective in March 2000.

         Except for the transactions described above and outside of normal customer relationships, none of the directors, officers or present shareholders of the Company and no corporations or firms with such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or with its subsidiary banks other than such as arises by virtue of such position or ownership interest in the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 21, 2000 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors,
(iii) each executive officer of the Company and (iv) all current directors and executive officers of the Company as a group.



                                                Class A Common Stock                            Class B Common Stock
                                                --------------------                            --------------------
Name of
Beneficial Holder                       Number of Shares      Percent of Class(1)        Number of Shares     Percent of Class(1)
-----------------                       ----------------      -------------------        ----------------     -------------------
Helene D. Bergman                           475,750(2)             13.28%                     75,000             21.13%

Directors and Executive Officers

Lawrence G. Bergman, Director,              475,750(2)             13.28%                     75,000             21.13%
Vice President and Secretary

Michael A. Callen, Director                  50,000(3)              1.40%                          0                 0%

Lowell S. Dansker, Director,                962,000(4)             26.68%                    150,000             42.25%
President and Treasurer

Jerome Dansker, Chairman,                 1,001,965(5)             24.62%                    250,000(5)          45.45%
Executive Vice President, Director

Milton F. Gidge, Director                    30,563(6)              0.86%                          0                 0%

Wayne F. Holly, Director                     12,200                 0.35%                          0                 0%

Edward J. Merz, Director                      5,200(7)              0.15%                          0                 0%

Lawton Swan, III, Director                    2,500(8)              0.07%                          0                 0%

Thomas E. Willett, Director                   6,000(9)              0.17%                          0                 0%

David J. Willmott, Director                  87,500(10)             2.44%                          0                 0%

Wesley T. Wood, Director                    102,500(11)             2.85%                          0                 0%

All directors and executive
   officers as a group (11 persons)       3,211,928                61.86%                    550,000             86.36%
-----------------------------

(1) Percentages have been computed based upon the total outstanding shares of the Company plus, for each person and the group, shares that person or the group has the right to acquire pursuant to warrants.
(2) Includes 47,500 shares of Class A common stock issuable upon the exercise of warrants.
(3) Includes 38,750 shares of Class A common stock issuable upon the exercise of warrants.
(4) Includes 70,000 shares of Class A common stock issuable upon the exercise of warrants and 10,500 shares held as custodian for minor children.
(5) Includes 533,465 shares of Class A common stock issuable upon the exercise of warrants. The shares of Class B common stock include 195,000 shares issuable upon exercise of warrants.
(6) Includes 17,500 shares of Class A common stock issuable upon the exercise of warrants.
(7) Includes 5,000 shares of Class A common stock issuable upon the exercise of warrants.
(8) Includes 2,000 shares of Class A common stock issuable upon the exercise of warrants.
(9) Includes 3,000 shares of Class A common stock issuable upon the exercise of warrants.
(10) Includes 57,500 shares of Class A common stock issuable upon the exercise of warrants.
(11) Includes 65,000 shares of Class A common stock issuable upon the exercise of warrants.


                            DESCRIPTION OF SECURITIES


General


         The Company's Certificate of Incorporation provide for two classes of common capital stock consisting of 9,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Articles provide for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Articles of Incorporation authorize the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

         As of the date of this Prospectus, there were issued and outstanding 3,535,629 shares of Class A Common Stock, 2,217,000 of which are held by the initial stockholders of the Company and a related party and 355,000 shares of Class B Common Stock held by the same initial stockholders.


Common Stock

         Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

         Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."


         The holders of Class A Common Stock and Class B Common Stock share ratably in dividends when and as declared by the Board of Directors.


         The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock, at any time and from time to time after January 1, 2000. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

Class A Warrants


         As of the date of this prospectus, 2,464,218 warrants were outstanding to purchase the Company's Class A Common Stock as follows:

         Warrants totaling 1,379,815 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $6.67 per share. These warrants expire on December 31, 2001, except for 501,465, which expire on January 31, 2006;

         Warrants totaling 962,403 entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $11.50 per share from January 1, 2000 through December 31, 2000; $12.50 per share from January 2, 2001 through December 31, 2001; and $13.50 per share from January 1, 2002 to December 31, 2002. These warrants expire on December 31, 2002; and

         Warrants totaling 122,000 entitle the registered holders thereof to purchase one share of Class A common stock at a price of $15.00 per share through year-end 2000; $16.00 per share in 2001 and $17.00 per share in 2002. These warrants also expire on December 31, 2002.

         Except for the exercise price, the expiration dates and the redemption provisions, all of the outstanding warrants related to Class A Shares are alike in all respects and the following discussions applies to all of the warrants for Class A Common Stock.


         The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby.

         The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

         The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

         The Warrants are fully registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

Class B Warrants


         There are outstanding warrants to purchase up to 195,000 shares of Class B Common Stock, of which 145,000 allow the purchase at any time prior to January 31, 2007, at a purchase price of $6.67 per share, and 50,000 that allow the purchase at any time prior to January 31, 2008, at a purchase price of $10.00 per share. The warrant contains terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock.


Transfer Agent and Warrant Agent

         The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

Preferred Stock

         The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.

         The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred Stock at this time. Under certain circumstances and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

Restrictions on Changes in Control

         Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

Description of the Debentures

General


         The Debentures are unsecured subordinated obligations of the Company, limited to an aggregate principal amount of $7,000,000 and mature on July 1, 2008. The Debentures were issued pursuant to an Indenture dated as of June 1, 1998 (the "Indenture") between the Company and the Bank of New York, as trustee (the "Trustee"). Interest on the Debentures accrues each calendar quarter at the rate of 8% per annum. In addition, interest accrues each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the Debentures is payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise.


         Any debenture holder may, on or before July 1 of each year, commencing July 1, 2003, elect to be paid all accrued interest on the Debentures and to thereafter receive payments of quarterly interest. The election must be made after April 1 and before May 31 and the holder will receive a payment of accrued interest on July 1 and will thereafter receive quarterly payments of interest on the first day of each January, April, July and October until the maturity date. Once made, an election to receive interest is irrevocable. Quarterly interest is payable to holders of record on the first day of the month preceding the interest payment date.

Subordination of Debentures


         The Debentures are general unsecured obligations of the Company limited to $7,000,000 principal amount. The Debentures are subordinated in payment of principal and interest to all Senior Indebtedness. The term Senior

Indebtedness is defined in the Indenture to mean all indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any majority-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) other unsecured borrowings by the Company which are subordinate to indebtedness of a type described in clauses (i), (ii) or (iv) above, or (vi) is a guaranty or other liability of the Company of, or with respect to any indebtedness of, the subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of December 31, 1997, the Company had no senior indebtedness. There is no limitation or restriction in the Debentures or the Indenture on the creation of senior indebtedness by the Company on the amount of such senior indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures.

         Upon any distributions of any assets of the Company in connection with any dissolution, winding-up, liquidation or reorganization of the Company, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereof, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to the debenture holders will be pro rata with payments to holders of pari passu indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms. The Company will not maintain any sinking fun for the retirement of any of the Debentures.

Conversion Rights


         The Debentures are convertible, at the option of the holder, into shares of Class A Common Stock of the Company at any time prior to April 1, 2008 (subject to prior redemption by the Company on not less than 30 days notice and not more than 90 days notice), at a current conversion price of $12.50 per share through December 31, 2000, which conversion price increases annually on July 1 of each year. The Company reserves the right, from time to time in its discretion to establish conversion prices per share which are less than the conversion prices set forth above, which lower prices shall remain in effect for such periods as the Company may determine and as shall be set forth in a written notice to the holders of Debentures.


         The conversion price is subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Class A Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of Class A Common Stock of evidence of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash.

         Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustment equal to the portion of the principal and/or interest not converted into whole shares.

Transfers

         The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

Duties of the Trustee

         The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Redemption


         The Company may, at its option, at any time call all or any part of the Debentures for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be (i) face amount plus a 1% premium if the date of redemption is prior to July 1, 2000, and (ii) face amount if the date of redemption is on or after July 1, 2000. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.


Limitation On Dividends and Other Payments

         The Indenture provides that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

         If the  Company at any time  deposits  with the  Trustee  money or U.S.
Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

         Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture

Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

         Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and
(ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

         Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

         The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

Federal Income Tax Consequences

         Holders of the Debentures are required to include in their income for federal income tax purposes all of the accrued but unpaid interest for each taxable year, since such amounts constitute interest income within the meaning of the applicable provisions of the Internal Revenue Code of 1986, as amended to date (the "Code"). As a result, such debenture holders are required to pay taxes on interest which has accrued, although such interest will not be paid until maturity of the Debenture.

         Interest payments received by holders of Debentures who have elected to received quarterly payments of interest will be includable in the income of such holders for federal income tax purposes for the taxable year in which the interest was received, except with respect to the payment of accrued interest that has been included in their income in prior years.

         Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or accrued) as portfolio income under applicable code provisions.

         The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

                              PLAN OF DISTRIBUTION

         The Company's Warrants are not exercisable and its Debentures are not convertible unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants or conversion of the Debentures and this prospectus covers those shares.

         With respect to the shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, those shares shall be issued by the Company, from time to time, upon exercise by the holders thereof of the Warrants. Shares of Class A Common Stock or Class B Common Stock may be purchased by the holders of Warrants only by mailing or delivering a completed and duly executed Election to Purchase Form which is on the reverse side of the Warrant Certificate, together with payment of the then applicable exercise price per share for each warrant surrendered to the Bank of New York, the Company's warrant agent, prior to expiration of the warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the Warrant Agent. All funds received by the Warrant Agent from the exercise of warrants will be forwarded to the Company.

         With respect to the shares of Class A Common Stock issuable upon conversion of the Debentures, those shares will be issued upon written notice to the Company at the office maintained for that purpose and delivery of the certificate representing the Debentures to be converted.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Harris Beach & Wilcox LLP, Rochester, New York.

                                     EXPERTS


         The consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for the years then ended included in this Prospectus, have been included herein in reliance on the report of Hacker, Johnson, Cohen & Grieb PA, Tampa, Florida, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          Index to Financial Statements

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARIES

Supplemental Disclosures (page F-2)
Independent Auditors' Report (page F-3)
Consolidated Balance Sheets as of December 31, 1999 and 1998 (page F-4) Consolidated Statements of Earnings for the Years Ended December 31, 1999 and
  1998 (page F-5)
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
  December 31, 1999 and 1998 (page F-6)
Consolidated Statements of Cash Flows for the Years Ended December 31, 1999 and
  1998 (page F-7)
Notes to Consolidated Financial Statements (pages F-8 to F-28)

                               Supplementary Data
Securities

The following table sets forth, by maturity distribution, information pertaining to securities held to maturity:

                                                         After One Year to      After Five Years to
                                One Year or Less             Five Years              Ten Years                  Total
                                ----------------             ----------              ---------                  -----
                               Carrying       Avg.       Carrying      Avg.       Carrying    Avg.      Carrying       Avg.
($ in thousands)                 Value       Yield         Value      Yield        Value     Yield        Value       Yield
---------------------------- ----------- -----------   ----------- ----------- ----------- ----------- ----------- -----------
At December 31, 1999:
---------------------
U.S. Government
   agencies securities          $ 7,907       5.72%     $58,013       5.65%     $17,212       6.36%     $83,132       5.80%

At December 31, 1998:
---------------------
U.S. Treasury securities        $ 2,015       6.03%     $   -          -  %     $    -         -  %     $ 2,015        6.03%
U.S. Government
   agencies securities               -          -        61,060       5.80       19,263       6.18       80,323        5.89
---------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Total                           $ 2,015       6.03%     $61,060       5.80%     $19,263       6.18%     $82,338        5.89%
---------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

At December 31, 1997:
---------------------
U.S. Treasury securities        $ 1,996       6.10%     $ 2,031       6.03%     $    -         -  %     $ 4,027        6.06%
U.S. Government
   agencies securities           11,173       6.08       30,859       6.23       12,762       6.46       54,794        6.28
---------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Total                           $13,169       6.08%     $32,890       6.21%     $12,762       6.46%     $58,821        6.24%
---------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

Loans and Allowance for Loan Loss Reserves
------------------------------------------

The following table sets forth information with respect to the composition of loans receivable at December 31:

                                                       1999          1998         1997         1996          1995
                                                       ----          ----         ----         ----          ----
                                                     Carrying      Carrying     Carrying     Carrying      Carrying
($ in thousands)                                      Value         Value         Value        Value        Value
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Commercial real estate and multifamily loans         $146,101      $92,535      $71,173       $54,151      $29,384
Residential 1-4 family loans                            2,413        2,627        3,162         2,784        3,046
Construction loans                                        -            -            158            47          335
Commercial loans                                        1,783        2,875        2,641         3,514        4,391
Consumer loans                                            266          184           92           157          115
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Total gross loans receivable                          150,563       98,221       77,226        60,653       37,271
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Deferred loan fees and unamortized discounts             (916)        (485)        (401)         (343)        (213)
Allowance for loan loss reserves                       (2,493)      (1,662)      (1,173)         (811)        (593)
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Loans receivable, net                                $147,154      $96,074      $75,652       $59,499      $36,465
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Loans included above that were
   on a nonaccrual status at year end                $    -        $   -        $   -         $   -        $   -
------------------------------------------------- ------------- ------------- ------------ ------------ -------------

The following table sets forth information with respect to the allowance for loan loss reserves at December 31:

($ in thousands)                                        1999          1998         1997         1996           1995
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Allowance at beginning of year                       $  1,662       $ 1,173     $   811       $   593        $   369
Provision charged to operations                           830           479         352           250            233
Chargeoffs                                                  -             -           -           (65)           (30)
Recoveries                                                  1            10          10            33             21
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Allowance at end of year                             $  2,493       $ 1,662     $ 1,173       $   811        $   593
------------------------------------------------- ------------- ------------- ------------ ------------ -------------
Total loans, net of deferred fees and discounts      $149,647       $97,736     $76,825       $60,310        $37,058
Average loans outstanding for the year               $110,006       $90,470     $68,711       $49,266        $28,052
Net chargeoffs (recoveries) to average loans
    outstanding during the year                             -%            -%          -          0.06%          0.03%
Ratio of allowance to net loans receivable               1.67%         1.70%       1.53%         1.34%          1.60%
------------------------------------------------- ------------- ------------- ------------ ------------ -------------

                          Independent Auditors' Report

         Board of Directors and Stockholders
         Intervest Bancshares Corporation
         New York, New York:

         We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries (the "Company") at December 31, 1999 and 1998 and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above fairly present, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for organizational and preopening costs. Effective January 1, 1999, the Company adopted AICPA Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities."

         HACKER, JOHNSON, COHEN & GRIEB PA
         Tampa, Florida

         January 14, 2000, except for Note 23, as to which the date is March 10, 2000

                Intervest Bancshares Corporation and Subsidiaries

                           Consolidated Balance Sheets

                                                                                                   As of December 31,
                                                                                               ------------ -------------
       ($ in thousands, except par value)                                                            1999       1998
       --------------------------------------------------------------------------------------- ------------ -------------
       ASSETS
       Cash and due from banks                                                                      $3,138       $ 2,876
       Federal funds sold                                                                            3,900         6,473
       Short-term investments                                                                          291         4,123
                                                                                               ------------ -------------
           Total cash and cash equivalents                                                           7,329        13,472
       Interest-bearing deposits with banks                                                            100           199
       Securities held to maturity, net  (estimated fair value of
            $79,882 and $82,173, respectively)                                                      83,132        82,338
       Federal Reserve Bank stock, at cost                                                             508           233
       Loans receivable  (net of allowance for loan loss reserves of
            $2,493 and $1,662, respectively)                                                       147,154        96,074
       Accrued interest receivable                                                                   1,836         1,800
       Premises and equipment, net                                                                   5,767         4,917
       Deferred income tax asset                                                                       912           579
       Other assets                                                                                  1,091           910
       --------------------------------------------------------------------------------------- ------------ -------------
       Total assets                                                                               $247,829      $200,522
       --------------------------------------------------------------------------------------- ------------ -------------
       LIABILITIES
       Deposits:
          Noninterest-bearing demand deposit accounts                                             $  4,347     $   3,027
          Interest-bearing deposit accounts:
             Checking (NOW) accounts                                                                 6,636         7,955
             Savings accounts                                                                       19,089        26,823
             Money-market accounts                                                                  54,302        33,629
             Certificate of deposit accounts                                                       122,794        99,033
                                                                                               ------------ -------------
       Total deposit accounts                                                                      207,168       170,467
       Federal funds purchased                                                                       6,955             -
       Convertible subordinated debentures payable                                                   6,930         7,000
       Accrued interest payable on debentures                                                          892           299
       Mortgage escrow funds payable                                                                 1,521           870
       Official checks outstanding                                                                   1,821         1,572
       Other liabilities                                                                             1,078           747
       --------------------------------------------------------------------------------------- ------------ -------------
       Total liabilities                                                                           226,365       180,955
       --------------------------------------------------------------------------------------- ------------ -------------
       Minority interest                                                                                 -            23
       Commitments and contingencies (notes 5, 16, 18 and 22)
       STOCKHOLDERS' EQUITY
       Preferred stock  (300,000 shares authorized, none issued)                                         -             -
       Class A common stock  ($1.00 par value, 7,500,000 shares authorized,
             2,281,879 and 2,184,515 shares issued and outstanding, respectively)                    2,282         2,184
       Class B common stock  ($1.00 par value, 700,000 shares authorized,
             305,000 and 300,000 shares issued and outstanding, respectively)                          305           300
       Additional paid-in-capital, common                                                           14,411        13,789
       Retained earnings                                                                             4,466         3,271
       --------------------------------------------------------------------------------------- ------------ -------------
       Total stockholders' equity                                                                   21,464        19,544
       --------------------------------------------------------------------------------------- ------------ -------------
       Total liabilities and stockholders' equity                                                 $247,829      $200,522
       --------------------------------------------------------------------------------------- ------------ -------------

          See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiaries

                       Consolidated Statements of Earnings

                                                                                                  For the Year Ended
                                                                                                     December 31,

                                                                                              ---------------------------
       ($ in thousands, except per share data)                                                    1999            1998
       -------------------------------------------------------------------------------------- ------------- -------------
       INTEREST AND DIVIDEND INCOME
       Loans receivable                                                                       $  9,691          $ 8,278
       Securities                                                                                4,873            4,224
       Other interest-earning assets                                                               494              432
       -------------------------------------------------------------------------------------- ------------- -------------
       Total interest and dividend income                                                       15,058           12,934
       -------------------------------------------------------------------------------------- ------------- -------------
       INTEREST EXPENSE
       Deposits                                                                                  8,812            7,977
       Federal funds purchased                                                                      29                1
       Convertible subordinated debentures                                                         637              319
       -------------------------------------------------------------------------------------- ------------- -------------
       Total interest expense                                                                    9,478            8,297
       -------------------------------------------------------------------------------------- ------------- -------------
       Net interest and dividend income                                                          5,580            4,637
       Provision for loan loss reserves                                                            830              479
       -------------------------------------------------------------------------------------- ------------- -------------
       Net interest and dividend income after provision for loan loss reserves                   4,750            4,158
       -------------------------------------------------------------------------------------- ------------- -------------
       NONINTEREST INCOME
       Customer service fees                                                                       140              139
       Income from lending activities                                                              259              195
       Net gain on sale of loans                                                                    56                -
       All other                                                                                     1               15
       -------------------------------------------------------------------------------------- ------------- -------------
       Total noninterest income                                                                    456              349
       -------------------------------------------------------------------------------------- ------------- -------------
       NONINTEREST EXPENSES
       Salaries and employee benefits                                                            1,523            1,056
       Occupancy and equipment, net                                                                782              467
       Advertising and promotion                                                                    33               31
       Professional fees and services                                                              230              225
       Stationery, printing and supplies                                                           145               98
       All other                                                                                   452              256
       -------------------------------------------------------------------------------------- ------------- -------------
       Total noninterest expenses                                                                3,165            2,133
       -------------------------------------------------------------------------------------- ------------- -------------
       Earnings before income taxes and change in accounting principle                           2,041            2,374
       Provision for income taxes                                                                  718              939
       Cumulative effect of change in accounting principle (note 1)                               (128)               -
       -------------------------------------------------------------------------------------- ------------- -------------
       Net earnings                                                                            $ 1,195          $ 1,435
       -------------------------------------------------------------------------------------- ------------- -------------
       Basic earnings per share:
           Earnings before change in accounting principle                                      $  0.53          $  0.58
           Cumulative effect of change in accounting principle                                   (0.05)               -
       -------------------------------------------------------------------------------------- ------------- -------------
           Net earnings per share                                                              $  0.48          $  0.58
       -------------------------------------------------------------------------------------- ------------- -------------
       Diluted earnings per share:
           Earnings before change in accounting principle                                      $  0.48          $  0.46
           Cumulative effect of change in accounting principle                                   (0.05)               -
       -------------------------------------------------------------------------------------- ------------- -------------
           Net earnings per share                                                              $  0.43          $  0.46
       -------------------------------------------------------------------------------------- ------------- -------------

           See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiaries

           Consolidated Statements of Changes in Stockholders' Equity

                                                                                                  For the Year Ended
                                                                                                     December 31,

                                                                                              ---------------------------
       ($ in thousands)                                                                            1999          1998
       -------------------------------------------------------------------------------------- ------------- -------------
       CLASS A COMMON STOCK
       Balance at beginning of year                                                                 $2,184        $2,124
       Issuance of 510 shares in exchange for common stock of minority
            stockholders of Intervest Bank                                                               1             -
       Issuance of 7,554 shares upon the conversion of debentures                                        7             -
       Issuance of 89,300 and 60,100 shares, respectively, upon the
            exercise of warrants                                                                        90            60
       -------------------------------------------------------------------------------------- ------------- -------------
       Balance at end of year                                                                        2,282         2,184
       -------------------------------------------------------------------------------------- ------------- -------------
       CLASS B COMMON STOCK
       Balance at beginning of year                                                                    300           300
       Issuance of 5,000 shares upon the exercise of warrants                                            5             -
       -------------------------------------------------------------------------------------- ------------- -------------
       Balance at end of year                                                                          305           300
       -------------------------------------------------------------------------------------- ------------- -------------
       ADDITIONAL PAID-IN-CAPITAL, COMMON
       Balance at beginning of year                                                                 13,789        13,360
       Issuance of 510 shares in exchange for common stock of minority
            stockholders of Intervest Bank                                                               6             -
       Issuance of 7,554 shares upon the conversion of debentures,
            net of issuance costs                                                                       56             -
       Compensation related to issuance of Class B stock warrants                                       26            43
       Issuance of 94,300 and 60,100 shares upon exercise of stock warrants,
            including tax benefits                                                                     534           386
       -------------------------------------------------------------------------------------- ------------- -------------
       Balance at end of year                                                                       14,411        13,789
       -------------------------------------------------------------------------------------- ------------- -------------
       RETAINED EARNINGS
       Balance at beginning of year                                                                  3,271         1,836
       Comprehensive income - net earnings for the year                                              1,195         1,435
       -------------------------------------------------------------------------------------- ------------- -------------
       Balance at end of year                                                                        4,466         3,271
       -------------------------------------------------------------------------------------- ------------- -------------
       -------------------------------------------------------------------------------------- ------------- -------------
       Total stockholders' equity at end of year                                                   $21,464       $19,544
       -------------------------------------------------------------------------------------- ------------- -------------

           See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                                              For the Year Ended
                                                                                                  December 31,
                                                                                                  ------------
                                                                                        --------------------------------
      ($ in thousands)                                                                         1999            1998
      --------------------------------------------------------------------------------- ---------------- ---------------
      OPERATING ACTIVITIES
      Net earnings                                                                          $  1,195          $ 1,435
      Adjustments to reconcile  net  earnings to net cash  provided by operating activities:
      Depreciation and amortization                                                              410              337
      Provision for loan loss reserves                                                           830              479
      Deferred income tax benefit                                                               (333)             (94)
      Interest expense on debentures                                                             637              319
      Compensation expense related to stock warrants                                              26               43
      Gain on sale of loans                                                                      (56)               -
      Amortization of premiums, fees and discounts, net                                         (281)            (218)
      Increase in official checks outstanding                                                    249              853
      Decrease (increase) in all other assets and liabilities, net                               561             (575)
      --------------------------------------------------------------------------------- ---------------- ---------------
      Net cash provided by operating activities                                                3,238            2,579
      --------------------------------------------------------------------------------- ---------------- ---------------
      INVESTING ACTIVITIES
      Decrease (increase) in interest-earning deposits                                            99             (100)
      Maturities and calls of securities held to maturity                                     32,556           50,050
      Purchases of securities held to maturity                                               (33,278)         (73,650)
      Loan originations, net of principal repayments                                         (57,812)         (20,657)
      Sale of loans                                                                            5,660                -
      Purchases of Federal Reserve Bank stock, net                                              (275)               -
      Purchases of premises and equipment, net                                                (1,260)            (377)
      --------------------------------------------------------------------------------- ---------------- ---------------
      Net cash used by investing activities                                                  (54,310)         (44,734)
      --------------------------------------------------------------------------------- ---------------- ---------------
      FINANCING ACTIVITIES
      Net increase in demand, savings, NOW and money-market deposits                          12,940           33,645
      Net increase in certificates of deposit                                                 23,761            5,655
      Net increase in mortgage escrow funds payable                                              651              280
      Net proceeds from federal funds purchased                                                6,955                -
      Net proceeds from sale of convertible debentures                                             -            6,457
      Net proceeds from issuance of common stock                                                 622              414
      --------------------------------------------------------------------------------- ---------------- ---------------
      Net cash provided by financing activities                                               44,929           46,451
      --------------------------------------------------------------------------------- ---------------- ---------------
      Net (decrease) increase in cash and cash equivalents                                    (6,143)           4,296
      Cash and cash equivalents at beginning of year                                          13,472            9,176
      --------------------------------------------------------------------------------- ---------------- ---------------
      Cash and cash equivalents at end of year                                              $  7,329         $ 13,472
      --------------------------------------------------------------------------------- ---------------- ---------------
      SUPPLEMENTAL DISCLOSURES Cash paid during the year for:
         Interest                                                                           $  8,741         $  7,929
         Income taxes                                                                          1,209              849
      Noncash activities:
         Conversion of Debentures into Class A common stock                                       70                -
         Issuance of common stock in exchange for common stock of minority
              stockholders of Intervest Bank                                                       7                -
      --------------------------------------------------------------------------------- ---------------- ---------------

         See accompanying notes to consolidated financial statements.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------
1.       Description of Business and Summary of Significant Accounting Policies

         Description of Business

         Intervest Bancshares Corporation (the "Holding Company") was incorporated on February 5, 1993 and is headquartered in New York City. At December 31, 1999, the Holding Company owns 100% of the outstanding common and preferred stock of Intervest Bank and 100% of the oustanding common stock of Intervest National Bank. Hereafter, the Holding Company, Intervest Bank and Intervest National Bank are referred to collectively as the "Company," on a consolidated basis. The Holding Company's primary business is the ownership of Intervest Bank and Intervest National Bank (the "Banks.")

         Intervest National Bank is a full-service commercial bank located at One Rockefeller Plaza, Suite 300, New York, New York, 10020. It received its national charter from the Office of the Comptroller of the Currency and opened for business on April 1, 1999. Intervest Bank is a Florida state-chartered commercial bank with four banking offices in Clearwater, Florida and one in South Pasadena, Florida. Each Bank conducts a full-service commercial banking business, which consists of attracting deposits from the general public and investing those funds, together with other source of funds, primarily through the origination of commercial and multifamily real estate loans, and through the purchase of security investments. Intervest National Bank also provides Internet banking services at its Web Site www.intervestnatbank.com.

         Principles of Consolidation, Basis of Presentation and Use of Estimates

         The consolidated financial statements include the accounts of the Holding Company and the Banks. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the current year's presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities, as of the date of the financial statements and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan loss reserves.

         Cash Equivalents

         For purposes of the statements of cash flows, cash equivalents include Federal funds sold and short-term investments. Federal funds are generally sold for one-day periods and short-term investments have maturities of three months or less.

         Securities

         Securities for which the Company has the ability and intent to hold until maturity are classified as securities held to maturity and are carried at cost, adjusted for accretion of any discounts and amortization of premiums, which are recognized into interest income using the interest method over the period to maturity. Securities that are held for indefinite periods of time which management intends to use as part of its asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses, net of related income taxes, are reported as a separate component of comprehensive income. Realized gains and losses from sales are determined using the specific identification method.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

         Loans Receivable

         Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or satisfaction are carried at their outstanding principal net of chargeoffs, the allowance for loan loss reserves, unamortized discounts and deferred loan origination fees or costs. Loan origination and commitment fees, net of certain costs, are deferred and amortized to interest income as an adjustment to the yield of the related loans over the contractual life of the loans using the interest method. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to earnings as appropriate.

         Loans are placed on nonaccrual status when principal or interest becomes 90 days or more past due. Accrued interest receivable previously recognized is reversed when a loan is placed on nonaccrual status. Amortization of net deferred fee income is discontinued for loans placed on nonaccrual status. Interest payments received on loans in nonaccrual status are recognized as income on a cash basis unless future collections of principal are doubtful, in which case the payments received are applied as a reduction of principal. Loans remain on nonaccrual status until principal and interest payments are current.

         Allowance for Loan Loss Reserves

         The allowance for loan loss reserves is netted against loans receivable and is increased by provisions charged to operations and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated monthly with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending areas. In addition, SFAS No. 114 specifies the manner in which the portion of the allowance for loan loss reserves is computed related to certain loans that are impaired. A loan is normally deemed impaired when, based upon current information and events, it is probable the Company will be unable to collect both principal and interest due according to the contractual terms of the loan agreement. Impaired loans normally consist of loans on nonaccrual status. Interest income on impaired loans is recognized on a cash basis. Impairment for commercial real estate and residential loans is measured based on: the present value of expected future cash flows, discounted at the loan's effective interest rate; or the observable market price of the loan; or the estimated fair value of the loan's collateral, if payment of the principal and interest is dependent upon the collateral.

         When the fair value of the property is less than the recorded investment in the loan, this deficiency is recognized as a valuation allowance within the overall allowance for loan loss reserves and a charge through the provision for loan losses. The Company normally charges off any portion of the recorded investment in the loan that exceeds the fair value of the collateral. The net carrying amount of an impaired loan does not at any time exceed the recorded investment in the loan.

         Lastly, the Company's regulators, as an integral part of their examination process, periodically review the allowance for loan loss reserves. Accordingly, the Company may be required to take certain chargeoffs and/or recognize additions to the allowance based on the regulators' judgment concerning information available to them during their examination.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

         Premises and Equipment

         Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method over the terms of the related leases, or the useful life of the asset, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expense as incurred, while major improvements are capitalized.

         Stock Based Compensation

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all their stock-based compensation plans. However it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to follow APB No. 25 and related interpretations in accounting for its stock-based compensation, which is in the form of stock warrants. Statement 123 requires pro forma disclosures of net earnings and earnings per share determined as if the Company accounted for its stock warrants under the fair value method.

         Advertising Costs

         Advertising costs are expensed as incurred.

         Income Taxes

         Under SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law or rates is recognized in income in the period that includes the enactment date of change. A valuation allowance is recorded if it is more likely than not that some portion or all of the deferred tax assets will not be realized based on a review of available evidence.

         Earnings Per Share (EPS)

         Basic EPS is calculated by dividing net earnings by the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net earnings by the weighted-average number of shares of common stock and dilutive potential common stock shares that may be outstanding in the future. Potential common stock shares consist of outstanding dilutive common stock warrants (which are computed using the "treasury stock method") and convertible debentures (computed using the "if converted method"). Diluted EPS considers the potential dilution that could occur if the Company's outstanding stock warrants and convertible debentures were converted into common stock that then shared in the Company's earnings (as adjusted for interest expense that would no longer occur if the debentures were converted).

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

1. Description of Business and Summary of Significant Accounting Policies, Continued

         Foreclosed Real Estate

         Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold. Upon foreclosure of the property, the related loan is transferred from the loan portfolio to foreclosed real estate at the lower of the loan's carrying value at the date of transfer, or estimated fair value of the property less estimated selling costs. Such amount becomes the new cost basis of the property. Adjustments made to the carrying value at the time of transfer are charged to the allowance for loan loss reserves. After foreclosure, management periodically performs market valuations and the real estate is carried at the lower of cost or estimated fair value less estimated selling costs. Revenue and expenses from operations and changes in the valuation allowance of the property are included in the consolidated statement of earnings.

         Off-Balance Sheet Financial Instruments

         In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

         Recent Accounting Pronouncements

         Accounting for Start-Up Costs. On January 1, 1999, the Company adopted as required the AICPA's Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that all start-up costs (except for those that are capitalizable under other generally accepted accounting principles) be expensed as incurred for financial statement purposes effective January 1, 1999. Previously, a portion of start-up costs were generally capitalized and amortized over a period of time. The adoption of this statement resulted in a net charge of $128,000 on January 1, 1999. The charge represents the expensing, net of a tax benefit, of cumulative start-up costs that had been incurred through December 31, 1998 in connection with organizing Intervest National Bank.

         Accounting for Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board ("FASB") issued
         Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133
         establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays SFAS No. 133' s effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000.

         Since  the  Company  does  not  currently  use   derivative   financial
         instruments, the standard will not have any impact on the Company's financial statements when adopted.

         Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. On January 1, 1999 the Company adopted the AICPA's SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP, among other things, provides guidance as to when and what types of costs should be capitalized as it relates to internal-use software. The adoption of this statement did not have any impact on the Company's financial statements.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

2.       Securities  Held To  Maturity

         The carrying and estimated fair values of securities held to maturity are summarized as follows:

                                                                                     Gross          Gross    Estimated
                                                                   Amortized    Unrealized     Unrealized         Fair
                 ($ in thousands)                                       Cost         Gains         Losses        Value
                 ---------------------------------------------- ------------- ------------- -------------- ------------
                 At December 31, 1999:
                    U.S. Government agency securities                $83,132        $  1         $3,251       $79,882
                 ---------------------------------------------- ------------- ------------- -------------- ------------
                 At December 31, 1998:
                    U.S. Treasury securities                         $ 2,015        $ 15         $    -       $ 2,030
                    U.S. Government agency securities                 80,323         186            366        80,143
                 ---------------------------------------------- ------------- ------------- -------------- ------------
                                                                     $82,338        $201         $  366       $82,173
                 ---------------------------------------------- ------------- ------------- -------------- ------------

         At December 31, 1999 and 1998, the securities portfolio was comprised of securities with fixed rates of interest. The weighted-average yield of the portfolio was approximately 5.80% at December 31, 1999 and 5.89 % at December 31, 1998. At December 31, 1999 and 1998, U.S Government agency securities consisted of debt obligations of the Federal Home Loan Bank, Federal Farm Credit Bank and Federal National Mortgage
         Association. There were no sales of securities or transfers of securities to an available for sale account during the years ended December 31, 1999 and 1998.

         The carrying and estimated fair values of securities held to maturity at December 31, 1999, by remaining term to contractual maturity are summarized as follows:

                                                                               Amortized    Estimated Fair
                         ($ in thousands)                                           Cost             Value
                         --------------------------------------------- ------------------ -----------------
                         Due in one year or less                                 $ 7,907           $ 7,908
                         Due after one year through five years                    58,013            55,708
                         Due after five years through ten years                   17,212            16,266
                         --------------------------------------------- ------------------ -----------------
                                                                                 $83,132           $79,882
                         --------------------------------------------- ------------------ -----------------

3.       Loans Receivable

         Loans receivable are summarized as follows:

                                                                At December 31, 1999        At December 31, 1998
                                                                --------------------    -   --------------------
              ($ in thousands)                                # of loans      Amount     # of loans      Amount
              ----------------------------------------------- ----------- ------------- ------------ ----------------
              Commercial real estate loans                        101     $  78,425        95            $68,828
              Residential multifamily loans                        96        67,478        51             23,707
              Residential 1-4 family loans                         44         2,311        47              2,627
              Commercial loans                                     42         2,107        49              2,875
              Consumer loans                                       24           242        17                184
              ----------------------------------------------- ----------- ------------- ------------ ----------------
              Loans receivable                                    307       150,563       259             98,221
              ----------------------------------------------- ----------- ------------- ------------ ----------------
              Deferred loan fees                                               (916)                        (485)
              Allowance for loan loss reserves                               (2,493)                      (1,662)
              ----------------------------------------------- ----------- ------------- ------------ ----------------
              Loans receivable, net                                        $147,154                      $96,074
              ----------------------------------------------- ----------- ------------- ------------ ----------------

         At December 31, 1999 and 1998, there were no loans held for sale.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

3.       Loans Receivable, Continued

         The geographic distribution of the loan portfolio is summarized as follows:

                                                             At December 31, 1999       At December 31, 1998
                                                             --------------------       --------------------
                      ($ in thousands)                      Amount    % of Total       Amount    % of Total
                      ---------------------------------- ----------- ------------- ------------ -------------
                      Florida                               $92,255         61.3%      $82,167         83.7%
                      New York                               54,143         36.0        16,054         16.3
                      All other                               4,165          2.7            -            -
                      ---------------------------------- ----------- ------------- ------------ -------------
                                                           $150,563        100.0%      $98,221        100.0%
                      ---------------------------------- ----------- ------------- ------------ -------------

         Credit risk, which represents the possibility of the Company not recovering amounts due from its borrowers, is significantly related to local economic conditions as well as the Company's underwriting standards. Economic conditions affect the income levels of borrowers and the market value of the underlying collateral. In addition, although commercial real estate and multifamily loans typically bear higher interest rates than 1-4 family residential loans, they entail certain risks not normally found in 1-4 family residential mortgage lending. Commercial real estate and multifamily loans usually involve larger loans to single borrowers. In addition, satisfactory payment experience on loans secured by income-producing properties (such as office buildings, shopping centers and rental and cooperative apartment buildings) is largely dependent on high levels of occupancy. Thus, these loans are more subject to adverse conditions in the real estate market and economy or specific conditions at or in the vicinity of the property's location.

4.       Allowance for Loan Loss Reserves

         Activity in the allowance for loan loss reserves is summarized as follows:

                                                                             For the Year Ended December 31,
                                                                             -------------------------------
                      ($ in thousands)                                              1999                1998
                      -------------------------------------------------- ---------------- -------------------
                      Balance at beginning of year                                $1,662              $1,173
                      Provision charged to operations                                830                 479
                      Recoveries                                                       1                  10
                      -------------------------------------------------- ---------------- -------------------
                      Balance at end of year                                      $2,493              $1,662
                      -------------------------------------------------- ---------------- -------------------

         There were no loans on nonaccrual status or classified as impaired during the years ended December 31, 1999 or 1998.

5.       Premises and Equipment,  Lease  Commitments and Rental Expense

         Premises and equipment is summarized as follows:


                                                                                     At December 31,
                                                                                     ---------------
                      ($ in thousands)                                             1999            1998
                      ------------------------------------------------------- --------------- ---------------
                      Land                                                       $ 1,264        $1,264
                      Buildings                                                    4,016         3,419
                      Leasehold improvements                                         324           136
                      Furniture, fixtures and equipment                            1,765         1,289
                      ------------------------------------------------------- --------------- ---------------
                      Total cost                                                   7,369         6,108
                      ------------------------------------------------------- --------------- ---------------
                      Less accumulated deprecation and amortization               (1,602)       (1,191)
                      ------------------------------------------------------- --------------- ---------------
                      Net book value                                             $ 5,767       $ 4,917
                      ------------------------------------------------------- --------------- ---------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------
5.       Premises and Equipment, Lease Commitments and Rental Expense, Continued

         Intervest Bank leases its Belcher Road office and Intervest National Bank leases its New York office. The leases, which contain operating escalation clauses based upon various criteria, are accounted for as operating leases expiring in June 2007 and May 2008, respectively.

         The Company's future minimum annual lease rental payments under noncancellable operating leases at December 31, 1999, aggregated as follows: $354,000 in 2000; $357,000 in 2001; $360,000 in 2002; $363,000
         in 2003;  $394,000 in 2004;  and $1,358,000  thereafter.  The Company's rental expense aggregated $284,000 and $94,000, for 1999 and 1998, respectively.

         Intervest Bank subleases certain of its space to other companies under leases that expire at various times through August 2007. Future sublease rental income at December 31, 1999 aggregated as follows:
         $319,000 in 2000; $246,000 in 2001; $223,000 in 2002; $198,000 in 2003;
         $197,000 in 2004; and $464,000 thereafter. Sublease rental income aggregated $338,000 for 1999 and 1998, respectively.

6.       Deposits

         Scheduled maturities of certificates of deposit accounts are summarized as follows:

                                                               At December 31, 1999       At December 31, 1998
                                                               --------------------       --------------------
                                                                            Wtd-Avg                    Wtd-Avg
                        ($ in thousands)                     Amount     Stated Rate      Amount    Stated Rate
                        ----------------------------- -------------- --------------- ----------- --------------
                        Within one year                     $75,815         5.56%       $55,130       5.36%
                        Over one to two years                18,992         5.77         17,052       5.90
                        Over two to three years              12,148         6.03         10,153       6.00
                        Over three to four years              5,288         5.84         10,576       6.06
                        Over four years                      10,551         6.32          6,122       5.85
                        ----------------------------- -------------- --------------- ----------- --------------
                                                           $122,794         5.72%       $99,033       5.62%
                        ----------------------------- -------------- --------------- ----------- --------------

         Certificates of deposit accounts of $100,000 or more totaled $18,240,000 and $10,962,000 at December 31, 1999 and 1998,
         respectively. At December 31, 1999, certificates of deposit accounts of $100,000 or more by remaining maturity were as follows: due within one year $12,587,000; over one to two years $2,568,000 over two to three years $968,000; over three to four years $102,000; and over four years $2,015,000.

         Interest expense on deposits is summarized as follows:

                                                                           For the Year Ended December 31,
                                                                           -------------------------------
                           ($ in thousands)                                     1999                1998
                           ---------------------------------------- ----------------- -------------------
                           Money-market and NOW accounts                      $2,222              $1,324
                           Savings accounts                                    1,066                 832
                           Certificates of deposit accounts                    5,524               5,821
                           ---------------------------------------- ----------------- -------------------
                                                                              $8,812              $7,977
                           ---------------------------------------- ----------------- -------------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------
 7.      Convertible Debentures

         In June 1998, the Holding Company sold Convertible Subordinated Debentures (the "Debentures") in the aggregate principal amount of $7,000,000 in a public offering. The proceeds from the sale, net of underwriting discounts and other fees, amounted to approximately $6,500,000. The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008, unless previously redeemed by the Holding Company, into shares of Class A common stock of the Holding Company at the following current conversion prices per share: $10.00 in 1999; $12.50 in 2000; $14.00 in 2001;
         $15.00 in 2002;  $16.00 in 2003; $18.00 in 2004; $21.00 in 2005; $24.00
         in 2006; $27.00 in 2007 and $30.00 from January 1, 2008 through April 1, 2008. The Holding Company has the right to establish conversion prices that are less than those set forth above for such periods as it may determine. On January 13, 1999, the conversion prices were adjusted downward from those set at the original offering date to the prices shown above.

         The Holding Company also has the option at any time to call all or any part of the Debentures for payment and redeem the same at any time prior to maturity thereof. The redemption price for the Debentures is the face amount plus a 1% premium if redemption occurs before July 1, 2000, or the face amount if the date of redemption is on or after July 1, 2000.

         Interest on the Debentures will accrue and compound each calendar quarter at 8%. All accrued interest is payable at the maturity of the Debentures whether by acceleration, redemption or otherwise. Any Debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly.

         During 1999, Debentures in the aggregate principal amount of $70,000, plus accrued interest, were converted into shares of Class A common stock at the election of the Debenture holders. The conversion price was $10 per share, which resulted in 7,554 shares of Class A common stock being issued in connection with the conversions.

8.       Other Borrowed Funds

         From time to time, the Banks purchase Federal funds to manage liquidity needs. At December 31, 1999, $6,955,000 of overnight Federal funds were outstanding. These funds had an interest rate of 5.18%. Intervest Bank also has agreements with correspondent banks whereby it may borrow up to $8,000,000 on an unsecured basis. There were no outstanding borrowings under these agreements at December 31, 1999 or 1998.

9.       Stockholders'   Equity

         The Holding Company's Board of Directors is authorized to issue up to 300,000 shares of preferred stock of the Holding Company without stockholder approval. The powers, preferences and rights, and the qualifications, limitations, and restrictions thereof on any series of preferred stock issued is determined by the Board of Directors. At December 31, 1999 and 1998, there was no preferred stock issued and outstanding.

         Class A and B common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B common stock remain issued and outstanding, the holders of the outstanding shares of Class B common stock are entitled to vote for the election of two-thirds of the Board of Directors (rounded up to the nearest whole number), and the holders of the outstanding shares of Class A common stock are entitled to vote for the remaining Directors of the Holding Company. The shares of Class B common stock are convertible, on a share-for-share basis, into Class A common stock at any time after January 1, 2000.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------
10.      Asset and Dividend  Restrictions

         The Banks are required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash or noninterest-earning accounts, against its transaction accounts. At December 31, 1999 and 1998, balances maintained as reserves were not material.

         As a member of the Federal Reserve Banking system, the Banks must maintain an investment in the capital stock of the Federal Reserve Bank. At December 31, 1999 and 1998, such investment, which earns a dividend, aggregated to $508,000 and $233,000, respectively. At December 31, 1999, U.S. government agency securities with a carrying value of $5,500,000 were pledged against Federal Funds Purchased. See note 8 "Other Borrowed Funds."

         The payment of dividends by the Holding Company and by the Banks to the Holding Company is subject to various regulatory restrictions. These restrictions take into consideration various factors such as whether there are sufficient net earnings, as defined, liquidity, asset quality, capital adequacy and economic conditions. Additionally, no dividends may be declared or paid with respect to shares of Class B common stock until January 1, 2000, after which time the holders of Class A common stock and Class B common stock will share ratably in any dividend. The Holding Company has never paid a common dividend to its shareholders and currently has no intentions of paying a common dividend.

11.      Profit Sharing Plans

         The Banks sponsor tax-qualified, profit sharing plans in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Each plan is available to each Bank's employees who elect to participate after meeting certain length-of-service requirements. The Banks' contributions to the profit sharing plans are discretionary and are determined annually. Total expense related to the contributions to the plans included in the consolidated financial statements aggregated $25,000 and $22,000 for 1999 and 1998, respectively.

12.      Related Party Transactions

         Intervest Bank has made loans to certain of its directors and their related entities. The activity is as follows:

                                                                         For the Year Ended December 31,
                                                                         -------------------------------
                               ($ in thousands)                                  1999          1998
                               --------------------------------------------- ------------- --------------
                               Balance at beginning of year                     $3,826         $3,242
                               Additions                                            25            868
                               Repayments                                         (456)          (284)
                               --------------------------------------------- ------------- --------------
                               Balance at end of year                           $3,395         $3,826
                               --------------------------------------------- ------------- --------------

         There are no loans to directors or officers of Intervest National Bank and the Holding Company.

         The Banks participate with Intervest Corporation of New York (ICNY) in various mortgage loans. These loans amounted to $7,747,000 and $237,000 at December 31, 1999 and 1998, respectively. The Banks also have deposit accounts from directors, executive officers and members of their immediate families, ICNY and its affiliated companies totaling approximately $9,800,000 at December 31, 1999, and approximately $800,000 at December 31, 1998. The shareholders of ICNY are shareholders, directors and officers of the Company. See note 23 with respect to the acquisition of ICNY by the Company.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------

13.      Common Stock Warrants

         The Holding Company has common stock warrants outstanding, which entitle the registered holders thereof to purchase one share of common stock for each warrant. All warrants are exercisable when issued, except for certain Class B common stock warrants issued in 1998. The Holding Company's warrants have been issued in connection with public stock offerings, to directors and employees of Intervest Bank and directors of the Holding Company and to outside third parties for performance of services.

         Data concerning common stock warrants is summarized as follows:

                                                                  Exercise Price Per Warrant     Total            Wtd-Avg
         Class A Common Stock Warrants:               $6.67       $10.00  (1)     $14.00 (2)     Warrants      Exercise Price
         ------------------------------------------- ------------ ------------ -------------- ------------- ------------------
         Outstanding at December 31,1997             1,528,665      965,683             -       2,494,348         $ 7.96
            Granted in 1998                                  -           20       122,020         122,000         $14.00
            Exercised in 1998                          (56,100)      (4,000)            -         (60,100)        $ 6.89
                                                     ------------ ------------ -------------- -------------
         Outstanding at December 31,1998             1,472,565      961,703       122,000       2,556,268         $ 8.27
            Granted in 1999                              -            1,000             -           1,000         $10.00
            Exercised in 1999                          (89,000)        (300)            -         (89,300)        $ 6.68
         ------------------------------------------- ------------ ------------ -------------- -------------
         Outstanding at December 31,1999             1,383,565      962,403       122,000       2,467,968         $ 8.33
         -------------------------------------------------------- ------------ -------------- -------------
         Remaining contractual life in years
             at December 31, 1999                          3.4          3.0           3.0             3.2
         -------------------------------------------------------- ------------ -------------- ------------- ------------------

         (1) These warrants entitle the holder to purchase one share of Class A common stock at a price of $10.00 per share as of December 31, 1999; $11.50 per share in 2000; $12.50 per share in 2001 and $13.50 per share in 2002.

         (2) These warrants entitle the holder to purchase one share of Class A common stock at a price of $14.00 per share as of December 31, 1999; $15.00 per share in 2000; $16.00 per share in 2001 and $17.00 per share in 2002.

                                                                 Exercise Price Per Warrant
                                                                 --------------------------      Total            Wtd-Avg
         Class B Common Stock Warrants:                                $6.67      $10.00 (1)    Warrants       Exercise Price
         -------------------------------------------------------- ------------ -------------- ------------- ------------------
         Outstanding at December 31,1997                             150,000           -         150,000         $ 6.67
            Granted in 1998 (1)                                            -      50,000          50,000         $10.00
                                                                  ------------ -------------- -------------
         Outstanding at December 31,1998                             150,000      50,000         200,000         $ 7.50
            Exercised in 1999                                         (5,000)          -          (5,000)        $ 6.67
         -------------------------------------------------------- ------------ -------------- -------------
         Outstanding at December 31,1999                             145,000      50,000         195,000         $ 7.52
         -------------------------------------------------------- ------------ -------------- -------------
         Remaining contractual life in years
            at December 31, 1999                                         7.1         8.1             7.3
         -------------------------------------------------------- ------------ -------------- ------------- ------------------

         (1) At December 31, 1999, 14,200 of these warrants were immediately exercisable. An additional 7,100 warrants vest and become exercisable on each April 27th of 2000, 2001, 2002, 2003 and the remaining 7,400 on April 27, 2004. The warrants, which expire on January 31, 2008, become fully vested earlier upon certain conditions.

         The Company uses the intrinsic value-based method prescribed under APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock warrants. Under this method, compensation expense related to stock warrants is the excess, if any, of the market price of the stock as of the grant date over the exercise price of the warrant. The exercise price of the Class B warrants granted in 1998 was below the market price of the common shares at the date of grant. Therefore, in accordance with APB Opinion No. 25, approximately $26,000 and $43,000 was included in salaries and employee benefits expense for 1999 and 1998, respectively, in connection with these warrants. No compensation expense was recorded related to the remaining stock warrants granted in 1998 because their exercise prices were the same as the market price of the common shares at the date of grant.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

13.      Common Stock Warrants, Continued

         Had compensation expense been determined based on the estimated fair value of the warrants at the grant date in accordance with SFAS No.
         123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per share would have been reduced to the pro forma amounts as follows:

                                                                                     For the Year Ended December 31,
                                                                                     -------------------------------
                  ($ in thousands, except per share amounts)                                1999                1998
                  --------------------------------------------------------------- --------------- -------------------
                  Reported net earnings                                                   $1,195              $1,435
                  Pro forma net earnings (1)                                              $1,172              $1,146
                  Reported basic earnings per share                                       $ 0.48              $ 0.58
                  Pro forma basic earnings per share                                      $ 0.47              $ 0.47
                  Reported diluted earnings per share                                     $ 0.43              $ 0.46
                  Pro forma diluted earnings per share                                    $ 0.42              $ 0.38
                  --------------------------------------------------------------- --------------- -------------------

                  (1) Pro forma net earnings for 1998 does not reflect the full impact of calculating compensation expense related to Class B stock warrants granted in 1998, since the total expense calculated under SFAS No.123 is apportioned over the vesting period of those warrants.

         The per share weighted-average estimated fair value of 172,000 stock warrants granted to employees and directors in 1998 was $3.63 on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used: no expected dividends; expected life of 2.9 years, expected price volatility of 25% and a 5.5% risk-free interest rate. For 1999, a fair value calculation for the 1000 warrants issued was not performed because the impact was not significant. The assumptions used are subjective in nature, involve uncertainties and cannot be determined with precision.

14.      Income   Taxes

         The Holding Company and its subsidiaries file a consolidated federal income tax return on a calendar year basis. The Holding Company also files consolidated income tax returns with Intervest National Bank in New York State and New York City. In addition, the Holding Company also files a state income tax return in New Jersey and a franchise tax return in Delaware. Intervest Bank files a state income tax return in Florida. At December 31, 1999 and 1998, the Company had a net deferred tax asset of $912,000 and $579,000, respectively. The asset relates to the unrealized benefit for: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of such assets is dependent upon the generation of sufficient taxable income during the periods in which those temporary differences become deductible. Management believes that it is more likely than not that the Company's deferred tax asset will be realized and accordingly, a valuation allowance for deferred tax assets was not maintained at any time during 1999 and 1998.

         The total tax expense (benefit) is as follows:

                                                                              For the Year Ended December 31,
                                                                              -------------------------------
                      ($ in thousands)                                                      1999         1998
                      --------------------------------------------------- ----------- ------------ -----------
                      Provision for income taxes                                            $718         $939
                      Benefit from change in accounting principle                            (65)           -
                      --------------------------------------------------- ----------- ------------ -----------
                                                                                            $653         $939
                      --------------------------------------------------- ----------- ------------ -----------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------
14.      Income Taxes, Continued

         Allocation of federal, state and local income taxes between current and deferred portions is as follows:

                             ($ in thousands)                                Current     Deferred       Total
                             -------------------------------------------- ----------- ------------ -----------
                             Year Ended December 31, 1999:
                                Federal                                        $ 839       $(267)        $572
                                State and Local                                  147         (66)          81
                             -------------------------------------------- ----------- ------------ -----------
                                                                               $ 986       $(333)        $653
                             -------------------------------------------- ----------- ------------ -----------
                             Year Ended December 31, 1998:
                                Federal                                        $ 815        $(80)        $735
                                State and Local                                  218         (14)         204
                             -------------------------------------------- ----------- ------------ -----------
                                                                              $1,033        $(94)        $939
                             -------------------------------------------- ----------- ------------ -----------

         The components of deferred tax (benefit) expense are summarized as follows:

                                                                            For the Year Ended December 31,
                                                                            -------------------------------
                             ($ in thousands)                                      1999            1998
                             ----------------------------------------------- ---------------- ---------------
                             Allowance for loan loss reserves                     $(262)          $(185)
                             Organization and startup costs                         (99)              -
                             Depreciation                                            (3)            (38)
                             Deferred loan fees                                       6               7
                             Net operating loss carryforwards                        61             125
                             Stock-based compensation                               (12)            (15)
                             All other                                              (24)             12
                             ----------------------------------------------- ---------------- ---------------
                                                                                  $(333)           $(94)
                             ----------------------------------------------- ---------------- ---------------

         The tax effects of the temporary differences that give rise to the deferred tax asset are summarized as follows:

                                                                                         At December 31,
                                                                                         ---------------
                             ($ in thousands)                                            1999       1998
                             ------------------------------------------------------- ----------- -----------
                             Allowance for loan loss reserves                              $745     $483
                             Organization and startup costs                                  99        -
                             Stock-based compensation                                        27       15
                             Depreciation                                                    22       19
                             Deferred loan fees                                               -        6
                             Net operating loss carryforwards                                 -       61
                             All other                                                       19       (5)
                             ------------------------------------------------------- ----------- -----------
                             Total deferred tax asset                                      $912     $579
                             ------------------------------------------------------- ----------- -----------

         The reconciliation between the statutory federal income tax rate and the Company's effective tax rate (including state and local taxes) is as follows:

                                                                               For the Year Ended December 31,
                                                                               -------------------------------
                             ($ in thousands)                                            1999         1998
                             ------------------------------------------------------- ------------ ------------
                             Tax provision at statutory rate                              34.0%        34.0%
                             Increase (decrease) in taxes resulting from:
                               State and local income taxes, net of Federal benefit        2.9          5.6
                               Other                                                      (1.6)          -
                             ------------------------------------------------------- ------------ ------------
                                                                                          35.3%        39.6%
                             ------------------------------------------------------- ------------ ------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

15.      Earnings Per Share

         Net earnings applicable to common stock and the weighted-average number of shares used for basic and diluted earnings per share computations are summarized as follows:

                                                                                         For the Year Ended December 31,
                                                                                         -------------------------------
             ($ in thousands, except share and per share amounts)                                     1999            1998
             ----------------------------------------------------------------------------- ---------------- ---------------
             Basic earnings per share:
               Net earnings applicable to common stockholders                                       $1,195          $1,435
               Average number of common shares outstanding                                       2,510,293       2,457,113
             --------------------------------------------------------------------------------- ------------ ---------------
             Basic earnings per share amount                                                         $0.48           $0.58
             --------------------------------------------------------------------------------- ------------ ---------------
             Diluted earnings per share:
               Net earnings applicable to common stockholders                                       $1,195          $1,435
               Adjustment to net earnings from assumed conversion of debentures                          -             172
                                                                                               ------------ ---------------
               Adjusted net earnings for diluted earnings per share computation                     $1,195          $1,607
                                                                                               ------------ ---------------
               Average number of common shares outstanding:
                   Common shares outstanding                                                     2,510,293       2,457,113
                   Potential dilutive shares resulting from exercise of warrants                   259,825         630,457
                   Potential dilutive shares resulting from conversion of debentures                     -         385,946
                                                                                               ------------ ---------------
               Total average number of common shares outstanding used for dilution               2,770,118       3,473,516
             --------------------------------------------------------------------------------------------------------------
             Diluted earnings per share amount                                                       $0.43           $0.46
             --------------------------------------------------------------------------------- ------------ ---------------

         A total of 1,012,000 and 122,000 common stock warrants with an exercise price of $10.00 and $14.00, respectively, were not included in the computation of diluted EPS for 1999 because their exercise price was greater than the average market price of the common stock during 1999. In addition, the Debentures were also excluded from the diluted computation for 1999 because they were not dilutive. A total of 122,000 common stock warrants with an exercise price of $10.00 were not included in the computation of diluted EPS for 1998 because their exercise price was greater than the average market price of the common stock during 1998.

16.      Contingencies

         The Company is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing real property loans, and other issues incident to the Company's business. Management does not believe that there is any pending or threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

17.      Regulatory Matters

         The Holding Company and the Banks are subject to regulation, examination and supervision by the Federal Reserve Bank. The Banks are also subject to regulation, examination and supervision Federal Deposit Insurance Corporation. In addition, Intervest Bank is subject to the regulation, examination and supervision of the Florida Department of Banking and Finance, while the Office of the Comptroller of the Currency regulates Intervest National Bank.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

17.      Regulatory Matters, Continued

         The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet capital requirements can initiate certain mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts are also subject to qualitative judgement by the regulators about components, risk weighting and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

         Quantitative measures established by the regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined by the regulations.

         Management believes, as of December 31, 1999 and 1998, that the Company, Intervest Bank and Intervest National Bank (as of December 31, 1999 only) met all capital adequacy requirements to which they are subject.

         As of December 31, 1999, the most recent notification from the regulators categorized the Banks as well-capitalized institutions under regulatory framework for prompt corrective action, which requires minimum Tier 1 leverage and Tier 1 and total risk-based capital ratios of 5%, 6% and 10%, respectively. Management believes that there are no current conditions or events outstanding that would change the designations from well capitalized.

         The  tables  below   present   information   regarding   the  Company's
         (consolidated) and the Banks' capital adequacy.

         Consolidated                                                                                Minimum to Be Well
         ------------                                                                                ------------------
                                                                                                      Capitalized Under
                                                                                                      -----------------
                                                                               Minimum Capital        Prompt Corrective
                                                                               ---------------        -----------------
                                                             Actual              Requirements         Action Provisions
                                                             ------              ------------         -----------------

         ($ in thousands)                              Amount      Ratio      Amount      Ratio       Amount      Ratio
         ------------------------------------------- ----------- ----------- ---------- ----------- ----------- -----------
         As of December 31, 1999:
            Total capital to risk-weighted assets       $22,811      13.18%    $13,847       8.00%          NA          NA
            Tier 1 capital to risk-weighted assets      $20,643      11.93%     $6,923       4.00%          NA          NA
            Tier 1 capital to average assets            $20,643       8.46%     $9,761       4.00%          NA          NA

         As of December 31, 1998:
            Total capital to risk-weighted assets       $20,628      17.01%     $9,702       8.00%          NA          NA
            Tier 1 capital to risk-weighted assets      $19,110      15.76%     $4,851       4.00%          NA          NA
            Tier 1 capital to average assets            $19,110       9.89%     $7,732       4.00%          NA          NA
         ------------------------------------------- ----------- ----------- ---------- ----------- ----------- -----------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

17.      Regulatory Matters, Continued

                                                                                                     Minimum to Be Well
                                                                                                     ------------------
                                                                                                      Capitalized Under
                                                                                                      -----------------
                                                                               Minimum Capital        Prompt Corrective
                                                                               ---------------        -----------------
                                                             Actual              Requirements         Action Provisions
                                                             ------              ------------         -----------------
         ($ in thousands)                              Amount      Ratio      Amount      Ratio       Amount      Ratio
         ------------------------------------------- ----------- ----------- ---------- ----------- ----------- -----------
         Intervest Bank
         --------------
         As of December 31, 1999:
         ------------------------
            Total capital to risk-weighted assets       $13,737      11.04%     $9,951       8.00%     $12,439      10.00%
            Tier 1 capital to risk-weighted assets      $12,176       9.79%     $4,976       4.00%      $7,463       6.00%
            Tier 1 capital to average assets            $12,176       6.44%     $7,562       4.00%      $9,453       5.00%

         As of December 31, 1998:
         ------------------------
            Total capital to risk-weighted assets       $12,046      11.15%     $8,644       8.00%     $10,805      10.00%
            Tier 1 capital to risk-weighted assets      $10,692       9.90%     $4,322       4.00%      $6,483       6.00%
            Tier 1 capital to average assets            $10,692       6.04%     $7,086       4.00%      $8,857       5.00%

         Intervest National Bank
         -----------------------
         As of December 31, 1999:
         ------------------------
            Total capital to risk-weighted assets        $8,724      19.02%     $3,668       8.00%      $4,586      10.00%
            Tier 1 capital to risk-weighted assets       $8,280      18.06%     $1,834       4.00%      $2,752       6.00%
            Tier 1 capital to average assets             $8,280      16.29%     $2,034       4.00%      $2,542       5.00%
         ------------------------------------------- ----------- ----------- ---------- ----------- ----------- -----------


18.      Off-Balance Sheet Financial Instruments

         The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are in the form of commitments to extend credit and standby letters of credit, and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments. The Company's exposure to credit loss in the event of nonperformance by the other party to the off-balance sheet financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

         Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

18.      Off-Balance Sheet Financial Instruments, Continued

         The following is a summary of the notional amounts of the Company's off-balance sheet financial instruments.

                                                                                          At December 31,
                              ($ in thousands)                                            1999         1998
                              ----------------------------------------------------- ----------- ------------
                              Unfunded loan commitments                                $26,256       $3,175
                              Available lines of credit                                    765          628
                              Standby letters of credit                                    900        1,100
                              ----------------------------------------------------- ----------- ------------
                                                                                       $27,921       $4,903
                              ----------------------------------------------------- ----------- ------------

19.      Estimated Fair Value of Financial Instruments

         Fair value estimates are made at a specific point in time based on available information about each financial instrument. Where available, quoted market prices are used. However, a significant portion of the Company's financial instruments, such as commercial real estate and multifamily loans, do not have an active marketplace in which they can be readily sold or purchased to determine fair value. Consequently, fair value estimates for such instruments are based on assumptions made by management that include the financial instrument's credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of management's assumptions could cause the fair value estimates to deviate substantially. The fair value estimates also do not reflect any additional premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument, nor estimated transaction costs. Further, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on and have not been considered in the fair value estimates. Finally, fair value estimates do not attempt to estimate the value of anticipated future business, the Company's customer relationships, branch network, and the value of assets and liabilities that are not considered financial instruments, such as core deposit intangibles and premises and equipment.

         The carrying and estimated fair values of the Company's financial instruments are summarized as follows:

                                                                   At December 31, 1999      At December 31, 1998
                                                                   --------------------      --------------------
                                                                     Carrying        Fair      Carrying      Fair
                 ($ in thousands)                                       Value       Value         Value     Value
                 ----------------------------------------------- ------------- ----------- ------------- -----------
                 Financial Assets:
                   Cash and cash equivalents                         $  7,329    $  7,329      $ 13,472    $ 13,472
                   Securities held to maturity, net                    83,132      79,882        82,338      82,173
                   Loans receivable, net                              147,154     147,304        96,074      96,139
                   Federal Reserve Bank stock                             508         508           233         233
                   Interest-bearing deposits                              100         100           199         199
                   Accrued interest receivable                          1,836       1,836         1,800       1,800
                 Financial Liabilities:
                   Deposit liabilities                                207,168     206,711       170,467     172,194
                   Federal funds purchased                              6,955       6,955             -           -
                   Convertible debentures plus accrued interest         7,822       7,383         7,299       7,299
                   Accrued interest payable on deposits                   461         461           386         386
                 ----------------------------------------------- ------------- ----------- ------------- -----------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

19.      Estimated Fair Value of Financial Instruments, Continued

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Securities. The estimated fair value of securities held to maturity are based on quoted market prices. The carrying value of the Federal Reserve Bank stock approximated fair value since these securities do not present credit concerns and are redeemable at cost.

         Loans Receivable. The estimated fair value of variable rate loans that reprice frequently and have no significant change in credit risk since origination approximates their carrying values. For fixed-rate loans (one-to-four family residential, commercial real estate and commercial loans), estimated fair value is based on a discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Management can make no assurance that its perception and quantification of credit risk would be viewed in the same manner as that of a potential investor. Therefore, changes in any of management's assumptions could cause the fair value estimates of loans to deviate substantially.

         Deposits. The estimated fair value of deposits with no stated maturity, such as savings, money market, checking and noninterest-bearing demand deposit accounts approximates carrying value. The estimated fair value of certificates of deposit are based on the discounted value of their contractual cash flows. The discount rate used in the present value computation was estimated by comparison to current interest rates offered by the Banks for certificates of deposit with similar remaining maturities.

         Convertible Debentures. The estimated fair value of the convertible debentures and related accrued interest is based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to what management believes to be the Holding Company's incremental borrowing rate for a similar arrangement.

         All Other Financial Assets and Liabilities. The carrying value of cash and due from banks, Federal funds sold and purchased, short-term investments and accrued interest receivable and payable approximated fair value since these instruments are payable on demand or have short-term maturities.

         Off-Balance Sheet Instruments. The carrying amounts of commitments to lend approximated estimated fair value.

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

20.      Holding Company Financial Information

                                                  Condensed Balance Sheets
                                                                                         At December 31,
                                                                                         ---------------
                      ($ in thousands)                                                  1999         1998
                      --------------------------------------------------------- ------------- ------------
                      ASSETS
                      Cash and due from banks                                          $   9        $  44
                      Short-term investments                                           4,877        4,123
                                                                                   ---------- ------------
                         Total cash and cash equivalents                               4,886        4,167
                      Interest-bearing deposits                                            -          100
                      Loans receivable (net of allowance for loan loss reserves
                           of  $13 and $55 at December 31, 1999 and 1998)              2,584       10,729
                      Investment in subsidiaries                                      21,239       11,081
                      Deferred debenture offering costs                                  479          522
                      All other assets                                                   117          544
                      ------------------------------------------------------------ ---------- ------------
                      Total assets                                                   $29,305      $27,143
                      ------------------------------------------------------------ ---------- ------------

                      LIABILITIES
                      Convertible subordinated debentures payable                     $6,930       $7,000
                      Accrued interest payable on convertible debentures                 892          299
                      All other liabilities                                               19          300
                      ------------------------------------------------------------ ---------- ------------
                      Total liabilities                                                7,841        7,599
                      ------------------------------------------------------------ ---------- ------------

                      STOCKHOLDERS' EQUITY
                      Common stock and paid-in capital                                16,998       16,273
                      Retained earnings                                                4,466        3,271
                      ------------------------------------------------------------ ---------- ------------
                      Total stockholders' equity                                      21,464       19,544
                      ------------------------------------------------------------ ---------- ------------
                      Total liabilities and stockholders' equity                     $29,305      $27,143
                      ------------------------------------------------------------ ---------- ------------


                        Condensed Statements of Earnings

                                                                                    For the Year Ended
                                                                                    ------------------
                                                                                       December 31,
                                                                                       ------------
                      ($ in thousands)                                               1999         1998
                      ----------------------------------------------------------- ------------ -----------
                      Interest income                                                $744        $ 993
                      Interest expense                                                637          319
                                                                                 ------------ -----------
                      Net interest income                                             107          674
                      Provision (credit) for loan loss reserves                       (42)          55
                      Noninterest income                                              161          109
                      Noninterest expense                                             197          197
                                                                                  ------------ -----------
                      Earnings before income taxes                                    113          531
                      Income taxes                                                     53          245
                                                                                  ------------ -----------
                      Net earnings before earnings (loss) of subsidiaries              60          286
                      Equity in earnings of Intervest Bank                          1,642        1,149
                      Equity in loss of Intervest National Bank                      (507)           -
                      ----------------------------------------------------------- ------------ -----------
                      Net earnings                                                 $1,195       $1,435
                      ----------------------------------------------------------- ------------ -----------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------
20.      Holding Company Financial Information, Continued

                                              Condensed Statements of Cash Flows

                                                                                         For the Year Ended
                                                                                         ------------------
                                                                                             December 31,
                                                                                             ------------
              ($ in thousands)                                                            1999         1998
              ------------------------------------------------------------------- ------------- ------------
              OPERATING ACTIVITIES
              Net earnings                                                            $ 1,195      $  1,435
              Adjustments to  reconcile  net  earnings  to net cash  provided by operating activities:
              Equity in undistributed earnings of subsidiaries                         (1,135)       (1,149)
              Provision (credit) for loan loss reserves                                   (42)           55
              Deferred income tax expense (benefit)                                         7           (45)
              Compensation expense related to Class B warrants issued                      26            43
              Gain on sale of loans                                                       (56)            -
              Interest expense on debentures                                              637           319
              Change in all other assets and liabilities, net                             135          (371)
              ------------------------------------------------------------------- ------------- ------------
              Net cash provided by operating activities                                   767           287
              ------------------------------------------------------------------- ------------- ------------

              INVESTING ACTIVITIES
              Decrease (increase) in interest-earning deposits                            100          (100)
              Investment in preferred stock of subsidiary                                   -          (500)
              Investment in common stock of subsidiaries                               (9,018)            -
              Sale of loans                                                             5,660             -
              Loan originations and principal repayments, net                           2,761       (10,032)
              ------------------------------------------------------------------- ------------- ------------
              Net cash used by investing activities                                      (497)      (10,632)
              ------------------------------------------------------------------- ------------- ------------

              FINANCING ACTIVITIES
              Net (decrease) increase in mortgage escrow funds payable                   (173)          142
              Proceeds from sale of convertible debentures, net of issuance costs           -         6,457
              Proceeds from issuance of common stock upon the exercise
                  of stock warrants, net of issuance costs                                622           414
              ------------------------------------------------------------------- ------------- ------------
              Net cash provided by financing activities                                   449         7,013
              ------------------------------------------------------------------- ------------- ------------
              Net increase (decrease) in cash and cash equivalents                        719        (3,332)
              Cash and cash equivalents at beginning of year                            4,167         7,499
              ------------------------------------------------------------------- ------------- ------------
              Cash and cash equivalents at end of year                                $ 4,886       $ 4,167
              ------------------------------------------------------------------- ------------- ------------

              SUPPLEMENTAL DISCLOSURES
              Cash paid during the year for:
                 Income taxes                                                          $  142        $  200
              Noncash transactions:
                 Conversion of debentures into Class A common stock                        70            -
                 Issuance of common stock in exchange for common
                   stock of minority stockholders of Intervest Bank                         7            -
              ------------------------------------------------------------------- ------------- ------------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

21.      Quarterly Financial Data (Unaudited)

         The following is a summary of the consolidated statements of earnings by quarter:

                                                                       For the Year Ended December 31, 1999
                                                                       ------------------------------------
                                                                        First     Second       Third     Fourth
          ($ in thousands, except per share amounts)                  Quarter    Quarter     Quarter    Quarter
          -------------------------------------------------------- ----------- ---------- ----------- ----------
          Interest and dividend income                                 $3,476     $3,389      $3,739     $4,454
          Interest expense                                              2,171      2,137       2,355      2,815
                                                                   ----------- ---------- ----------- ----------
          Net interest and dividend income                              1,305      1,252       1,384      1,639
          Provision for loan loss reserves                                112        223         270        225
                                                                   ----------- ---------- ----------- ----------
          Net interest and dividend income after
              provision for loan loss reserves                          1,193      1,029       1,114      1,414
          Noninterest income                                              123        100         128        105
          Noninterest expense                                             647        823         815        880
                                                                   ----------- ---------- ----------- ----------
          Earnings before income taxes and change in
              accounting principle                                        669        306         427        639
          Income taxes                                                    275        120         149        174
          Cumulative effect of change in accounting principle             128          -           -          -
          -------------------------------------------------------- ----------- ---------- ----------- ----------
          Net earnings                                                  $ 266      $ 186       $ 278      $ 465
          -------------------------------------------------------- ----------- ---------- ----------- ----------

          Basic earnings per share:
              Earnings before change in accounting principle            $ .16      $ .07       $ .11      $ .18
              Cumulative effect of change in accounting principle        (.05)         -           -          -
          -------------------------------------------------------- ----------- ---------- ----------- ----------
              Net earnings per share                                    $ .11      $ .07       $ .11      $ .18
          -------------------------------------------------------- ----------- ---------- ----------- ----------
          Diluted earnings per share:

              Earnings before change in accounting principle            $ .15      $ .07       $ .10      $ .17
              Cumulative effect of change in accounting principle        (.05)         -           -          -
          -------------------------------------------------------- ----------- ---------- ----------- ----------
             Net earnings per share                                     $ .10      $ .07       $ .10      $ .17
          -------------------------------------------------------- ----------- ---------- ----------- ----------

                                                                       For the Year Ended December 31, 1998
                                                                       ------------------------------------
                                                                        First     Second       Third     Fourth
          ($ in thousands, except per share amounts)                  Quarter    Quarter     Quarter    Quarter
          -------------------------------------------------------- ----------- ---------- ----------- ----------
          Interest and dividend income                                 $2,892     $3,075      $3,420     $3,547
          Interest expense                                              1,838      1,975       2,192      2,292
                                                                   ----------- ---------- ----------- ----------
          Net interest and dividend income                              1,054      1,100       1,228      1,255
          Provision for loan loss reserves                                100        130         127        122
                                                                   ----------- ---------- ----------- ----------
          Net interest and dividend income after
              provision for loan loss reserves                            954        970       1,101      1,133
          Noninterest income                                               65         85          71        128
          Noninterest expense                                             509        527         518        579
                                                                   ----------- ---------- ----------- ----------
          Earnings before income taxes                                    510        528         654        682
          Income taxes                                                    202        203         261        273
          -------------------------------------------------------- ----------- ---------- ----------- ----------
          Net earnings                                                  $ 308       $325        $393       $409
          -------------------------------------------------------- ----------- ---------- ----------- ----------

          Basic earnings per share                                      $ .13      $ .13       $ .16      $ .16
          Diluted earnings per share                                    $ .09      $ .10       $ .13      $ .14
          -------------------------------------------------------- ----------- ---------- ----------- ----------

                Intervest Bancshares Corporation and Subsidiaries
                   Notes to Consolidated Financial Statements
                 For the Years Ended December 31, 1999 and 1998

--------------------------------------------------------------------------------

22.      Year 2000 Issue

         The Year 2000 issue is the result of computer programs that were written using two digits rather than four digits to define the applicable year. As a result, such programs may recognize a date using "00" as the year 1900 instead of the year 2000, which could result in system failures or miscalculations. Prior to January 1, 2000, the Company had completed all upgrades necessary to ensure that its operating and financial systems were Year 2000 compliant. The Company has not determined what effect, if any, the Year 2000 issue has had on its customers and vendors. To date, the Company has not experienced any problems as a result of the Year 2000 issue. Expenses incurred by the Company related to the Year 2000 issue have not been material.

23.      Merger

         In late 1999, Intervest Bancshares Corporation announced that it had agreed to acquire Intervest Corporation of New York, a company with assets of approximately $99,000,000, consisting of a portfolio of mortgages on improved real property and short-term investments, primarily certificates of deposit and U.S. government agency notes. The combined total assets of the two entities if they had merged at December 31, 1999 would have been approximately $340,000,000.

         The two entities are related in that the same persons serve on their boards and the holders of all of the shares of Intervest Corporation of New York also own approximately 48% of the voting shares of Intervest Bancshares Corporation. The merger was approved by both Boards of
         Directors,   the   shareholders  of  both  the  Company  and  Intervest
         Corporation of New York, and the Federal Reserve Bank of Atlanta. In the merger, Intervest Corporation of New York shareholders received an aggregate of 1,250,000 shares of the Company's Class A common stock in exchange for all of Intervest Corporation of New York's capital stock. The merger became effective in March 2000 and will be accounted for at historical cost similar to the pooling-of-interests method of accounting.

No dealer, salesman or any other person is authorized to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                ----------------

                                TABLE OF CONTENTS

                                                      Page

Where You Can Find More
  Information....................................        2
Prospectus Summary...............................        3
Investment Considerations and Risk
  Factors........................................        7
Use of Proceeds..................................        9
Market for Securities............................        9
Dividends........................................       10
Capitalization...................................       11
Selected Financial Data..........................       12
Management's Discussion and
  Analysis of Financial Condition

  and Results of Operation.......................       13
Business.........................................       29
Management.......................................       41
Security ownership of Certain
   Beneficial Owners and Management..............       44
Description of Securities........................       45
Plan of Distribution.............................       51
Legal Matters....................................       51
Experts..........................................       51
Index to Financial Statements....................      F-1


                        INTERVEST BANCSHARES CORPORATION









                    3,102,458 shares of Class A Common Stock
                                       and

                     195,000 shares of Class B Common Stock

                                 --------------

                                   PROSPECTUS

                                 --------------

PART II

                     Information Not Required In Prospectus

Item 24.          Indemnification of Directors and Officers.

    Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

Item 25.          Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated cost and expenses to be borne by the company in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts. All amounts except the registration fee are estimates.

Registration Fee                                               $ ------
Printing and Engraving expenses                                $  2,000
Accounting fees and expenses                                   $  5,000
Legal fees and expenses                                        $ 15,000
Blue Sky fees and expenses                                     $  7,000
Transfer Agents and Registrar fees                             $ ------
Miscellaneous                                                  $ 11,000
                                                                -------
                                               Total           $ 40,000
------------------------------------

Item 26.          Recent Sales of Unregistered Securities.

    In March of 2000, 50,000 shares of Class B Common Stock were issued to the Chairman of the Board of the Company. In addition, in March of 2000, an aggregate of 1,250,000 shares of Class A Common Stock were issued to the eight shareholders of Intervest Corporation of New York in connection with the merger of a wholly-owned subsidiary of the Company into Intervest Corporation of New York. These shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof.

Item 27.          Exhibits.

Exhibit Number                   Description of Exhibit

3.1                 Restated Certificate of Incorporation of the Company1

3.2                 Bylaws of the Company1

4.1                 Form of Certificate for Shares of Class A Common Stock2

4.2                 Form of Certificate for Shares of Class B Common Stock2

4.3                 Form of Warrant for Class A Common Stock1

4.4 Form of Warrant Agreement between the Company and the Bank of New York1

4.5                 Form of Indenture between the Company and The Bank of New
                    York, as Trustee3

5.1                 Opinion of Harris Beach & Wilcox, LLP

24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach & Wilcox, LLP, filed as Exhibit 5.1

24.2                Consent of Hacker, Johnson, Cohen & Grieb

----------------------
1        Incorporated  by  reference  from  Amendment  No.  1 to  the  Company's
         Registration Statement on Form SB-2 (No. 333- 33419), filed with the Commission on September 22, 1997.

2 Incorporated by reference from Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 33-82246), filed with the Commission on September 15, 1994.

3 Incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-50113), filed with the Commission on April 15, 1998.

Item 28.          Undertakings.

    (a)           The undersigned registrant hereby undertakes:

         i. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         ii. That, for purposes of determining liability under the Securities Act of 1933, each such post- effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         iii. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer will:

         1. For determining any liability under the Securities Act, treat any information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a Form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this form and has caused this Registration Statement or Amendment to be signed on behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of April, 2000.

                                      INTERVEST BANCSHARES CORPORATION
                                      (Registrant)


                                      By:           /s/ Lowell S. Dansker
                                                    ----------------------------
                                                    Lowell S. Dansker, President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

                                      Title                              Date

/s/   Lawrence G. Bergman      Vice President, Secretary and Director    4/24/00
-------------------------
(Lawrence G. Bergman)


/s/ Michael A. Callen          Director                                  4/24/00
-------------------------
(Michael A. Callen)


/s/ Jerome Dansker             Chairman of the Board,
-------------------------      Executive Vice President, Director        4/24/00
(Jerome Dansker)


/s/ Lowell S. Dansker          President Treasurer, and Director
-------------------------      (Principal Executive, Financial
(Lowell S. Dansker)                and Accounting Officer)               4/24/00

/s/ Milton F. Gidge            Director                                  4/24/00
-------------------------
(Milton F. Gidge)


/s/ Wayne F. Holly             Director                                  4/24/00
-------------------------
(Wayne  F. Holly)


/s/ Lawton Swan, III           Director                                  4/24/00
-------------------------
(Lawton Swan, III)


/s/ Thomas E. Willett          Director                                  4/24/00
-------------------------
(Thomas E. Willett)


/s/ David J. Wilmott           Director                                  4/24/00
-------------------------
(David J. Willmott)


/s/ Wesley T. Wood             Director                                  4/24/00
-------------------------
(Wesley T. Wood)

                                  EXHIBIT INDEX


Exhibit Number                               Description of Exhibit

 5.1                               Opinion of Harris Beach & Wilcox, LLP

24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach & Wilcox, LLP, filed as Exhibit 5.1

24.2                               Consent of Hacker, Johnson, Cohen & Grieb